AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                             REGISTRATION NO. 333

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         LASALLE PARTNERS INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter

       MARYLAND                   6531                        36-4150422
   (State or Other          (Primary Standard              (I.R.S. Employer
   Jurisdiction of      Industrial Classification         Identification No.)
   Incorporation or            Code Number)
    Organization)

                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 312) 782-5800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices

                              WILLIAM E. SULLIVAN
                           EXECUTIVE VICE PRESIDENT
                         LASALLE PARTNERS INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 312) 782-5800
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service

                                WITH COPIES TO

        CHARLES W. MULANEY, JR., ESQ.              THOMAS A. COLE, ESQ
           RODD M. SCHREIBER, ESQ.                   Sidley & Austin
     Skadden, Arps, Slate, Meagher & Flom         One First National Plaza
                (Illinois)                        Chicago, Illinois 60603
        333 West Wacker Drive, Suite 2100             (312) 853-7000
         Chicago, Illinois 60606
              312) 407-0700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

  If any of the securities being registered on this form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering

  If this form is a post-effective amendment filed pursuant to Rule 462(c under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                        CALCULATION OF REGISTRATION FEE

                                      Proposed Maximum
                                         Aggregate
       Title of each Class of            Offering            Amount of
     Securities to be Registered         Price(1)           Registration Fee

 Common Stock, $.01 par value per
 share . . . . . . . . . . . . . . .    $92,000,000           $27,879.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

   PROSPECTUS (SUBJECT TO COMPLETION)
   ISSUED APRIL 24, 1997
                                         SHARES

                               LA SALLE PARTNERS

                                COMMON STOCK

   All of the      shares of Common Stock offered hereby are being sold by the
    Company.  Prior to this Offering, there has been no public market for the
       Common Stock of the Company.  It is currently estimated that the initial offering price per Share of Common Stock will be
             between $      and $     .  See "Underwriters" for a
                discussion of the factors to be considered in
                determining the initial public offering price.

   Application will be made to list the Common Stock on the New York Stock Exchange.

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            PRICE $     A SHARE

                                                 Underwriting
                                   Price to      Discounts and   Proceeds to
                                    Public       Commissions(1)  Company(2)

    Per Share . . . . . . . . . . .      $              $              $
    Total(3)  . . . . . . . . . . .      $              $              $

   _________________________
   (1)       The Company and the Selling Stockholder have agreed to
             indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
   (2)       Before deducting expenses of the Offering payable by the
             Company, estimated at $           .
   (3) The Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to
             purchase up to an aggregate of                  additional
             shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, and proceeds to the Selling
             Stockholder will be $        ,            and          ,
             respectively. The Company will not receive any proceeds from the exercise of the over-allotment option. See "Underwriters."

        The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Sidley & Austin, counsel for the Underwriters. It is expected
   that the delivery of the Shares will be made on or about              , 1997
   at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

 MORGAN STANLEY & CO.                                  WILLIAM BLAIR & COMPANY
    INCORPORATED

              , 1997



          NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

          UNTIL              , 1997 (25 DAYS AFTER THE COMMENCEMENT OF
     THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              TABLE OF CONTENTS


                                 PAGE                                PAGE

     Prospectus Summary  . . . .   3      Business  . . . . . . . . .   36
     Risk Factors  . . . . . . .   8      Management  . . . . . . . .   51
     Background of the Company .  15      Principal Stockholders  . .   57
     Incorporation Transactions.  16      Certain Transactions  . . .   58
     Use of Proceeds . . . . . .  17      Description of Capital Stock  60
     Dividend Policy . . . . . .  17      Shares Eligible for Future
     Capitalization  . . . . . .  18       Sale  . . . . . . . . . .    63
     Dilution  . . . . . . . . .  19      Underwriters  . . . . . . .   66
     Selected Financial Data . .  20      Legal Matters. . . . . . .    68
      Pro Forma Consolidated              Experts . . . . . . . . . .   68
      Financial Statements  . . . 21      Additional Information  . .   68
     Management's Discussion and          Index to Financial
      Analysis of Financial               Statements. . . . . . . . .   F-1
      Condition and Results
      Of Operations  . . . . . .  23


          The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

          Certain persons participating in this Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the Offering, and may bid for and purchase shares of the Common Stock in the open market. For a description of these activities, see "Underwriters."

                            [Inside Front Cover]
     Diagram depicting organizational structure and representative clients.
                        [Inside Front Cover Foldout]
                 Map of United States depicting locations of
                   LaSalle Partners' principal offices and
                       pictures of buildings managed.


                             PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere herein, including information under the heading "Risk Factors." Unless otherwise indicated, all information in this
   Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the contribution of LaSalle Partners Limited Partnership ("LPL") and LaSalle Partners Management Limited Partnership (together with LPL, the "Predecessor Partnerships") to the Company and the transfer of the operations of the Predecessor Partnerships to subsidiaries of LaSalle Partners Incorporated, described under the caption "Incorporation Transactions," which will be completed simultaneously with the closing of the offering of the Company's common stock (the "Offering"); and (iii) reflects the amendment and restatement of the Company's Articles of Incorporation immediately prior to the closing of the Offering. Throughout this Prospectus, except where the context otherwise requires, references to the "Company" or "LaSalle Partners" mean the Predecessor Partnerships and their subsidiaries as of and for the periods prior to the closing of the Offering and, thereafter, collectively LaSalle Partners Incorporated and its subsidiaries. See "Incorporation Transactions."

                                THE COMPANY

   COMPANY OVERVIEW

        LaSalle Partners is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. By offering a broad range of real estate products and services, and through its extensive knowledge of domestic and international real estate markets, the Company is able to serve as a single source provider of solutions for its clients' full range of real estate needs. The Company holds a leading market position in each of its primary businesses. For example, the Company believes it is the largest property manager of office buildings in the United States, one of the largest outsource service providers for corporate occupied facilities and the third largest manager of institutional equity capital invested in domestic real estate assets and securities. The Company is also the fourth largest manager of institutional real estate equity investments in the United Kingdom. Founded in 1968, the Company is headquartered in Chicago, Illinois, and maintains corporate offices in 17 United States cities and four international markets. The Company also maintains over 300 property and other offices throughout the United States. In 1996, the Company generated total revenue of $176.0 million and earnings before interest, taxes, depreciation and amortization of $32.3 million, representing an increase of 15.9% and 32.7%, respectively, from the prior year's results.

        On April 22, 1997, The Galbreath Company ("Galbreath"), a property management, facility management and development management company, merged with LaSalle Partners. Based on the 1996 Commercial Property News survey of property managers (the "1996 CPN Survey"), the combination of Galbreath and the Company would have ranked the Company as the third largest property manager in the United States. The merger expands the Company's geographic presence, adds additional client relationships and offers the potential for significant economic synergies with the Company's Management Services group. As a result of the merger, the Company assumed management responsibility for an additional 71 million square feet of commercial space.

   COMPETITIVE ADVANTAGES

        The Company believes that it has several competitive advantages which have established it as a leader in the real estate services and investment management industries. These advantages include the
   Company's:

        * Relationship Orientation. The Company's client-driven focus enables the Company to develop long-term relationships with owners and users of real estate. By developing such relationships, the Company generates repeat business and creates recurring revenue sources; 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in prior years. The Company's relationship orientation is supported by an employee compensation system which is unique in the real estate industry. LaSalle Partners compensates its professionals with a salary, bonus and stock ownership plan which is designed to reward client relationship building, teamwork and quality performance rather than on a commission basis which is typical in the industry.

        * Full Range of Services. By offering a wide range of high quality, complementary services, the Company can combine its services to develop and implement real estate strategies that meet the increasingly complex needs of its clients. The Company's product and service capabilities include property management and leasing, facility management, development management, tenant representation, investment banking, land acquisition and development, and investment management.

        * Geographic Reach. With 17 corporate offices and over 300 property and other offices throughout the United States, LaSalle Partners possesses in-depth knowledge of local markets and can provide its full range of real estate services throughout the country. In addition, the Company's four international offices give the Company the ability to serve its clients' needs in key international markets. The international offices also serve as the platform from which the Company will expand its international presence.

        * Reputation. The Company is widely recognized by large corporations and institutional owners and users of real estate as a provider of high quality, professional real estate services and investment management products. The Company believes its name recognition and reputation for quality services are significant advantages when pursuing new business opportunities.

        * Experienced Management/Employee Equity Incentives. The Company's senior management team has an average of approximately 18 years of experience in the real estate services industry and, with the exception of Lizanne Galbreath who joined the Company on April 22, 1997 in connection with the Galbreath merger, has been with LaSalle Partners for an average of approximately 16 years. The Company uses equity-based incentive compensation and bonus plans and minimum stock ownership guidelines to foster employee commitment and align employee and stockholder interests. Following the Offering, the Company's senior
           management team will indirectly own    % of the outstanding
           Common Stock and total employee ownership will be      %.

   BUSINESS

        To meet the diverse needs of its clients, the Company provides its full range of real estate services through three principal business groups: Management Services, Corporate and Financial
   Services and Investment Management.

        MANAGEMENT SERVICES. The Company's Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Management Services group provides three primary service capabilities:
   (i) property management and leasing for property owners; (ii) facility management for properties occupied by corporate owners and users; and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. The Management Services group had property and facility management responsibility for approximately 132 million square feet of commercial space as of December 31, 1996.

        CORPORATE AND FINANCIAL SERVICES. The Company's Corporate and Financial Services group provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms; (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Corporate and Financial Services group executed over 250 tenant representation assignments in 1996, representing approximately seven million square feet, and completed institutional property sales, debt and equity financings and portfolio advisory activities on assets and portfolios valued at approximately $4.9 billion.

        INVESTMENT MANAGEMENT. The Company's Investment Management group provides real estate investment management services to institutional investors, corporations and high net worth individuals. The Company offers its clients a broad range of private investments (i.e., purchases of real estate assets) and public investments such as real estate investment trusts ("REITs") and commercial mortgage-backed securities ("CMBS"). Private real estate investments have been made on a direct basis and through fund investments in portfolios of assets. Investments in public REITs and CMBS are generally managed through investment funds or client-specific portfolios. As of December 31, 1996, the Company had approximately $15.2 billion of real estate assets under management, of which approximately $2.3 billion consisted of public real estate securities.

   GROWTH STRATEGY

        The Company is pursuing a growth strategy which capitalizes on existing client relationships and emerging industry trends. Key components of its growth strategy include:

        * Expanding Client Relationships. The Company intends to utilize its broad real estate services capabilities to increase the range of services provided to existing clients as well as to develop new client relationships.

        * Broadening International Presence. The Company intends to grow its existing international operations and enter new markets to meet the increasingly global needs of its clients.

        * Selectively Pursuing Strategic Acquisitions. As the industry consolidation among real estate service providers continues, the Company intends to selectively pursue strategic acquisitions which expand the Company's product and service offerings and geographic presence and which provide the opportunity for economies of scale.

        * Pursuing Co-Investment Opportunities. The Company intends to accelerate its strategy of co-investing with its investment management clients to take advantage of recovering real estate markets. This strategy is intended to increase the growth of assets under management, generate return on investment and create potential opportunities to provide services related to the acquisition, financing, property management, leasing and disposition of such investments.


                                THE OFFERING

     Common Stock offered  . . . . .            shares

     Common Stock to be outstanding
         after the Offering  . . . .            shares (1)

     Use of proceeds . . . . . . . .    To repay certain outstanding
                                        indebtedness of the
                                        Company.  See "Use of
                                        Proceeds."

     Proposed New York Stock Exchange
         symbol  . . . . . . . . . .

   ________________
   (1)  Excludes an aggregate of: (i)      shares of Common Stock
        issuable upon exercise of options to be granted under the Company's 1997 Stock Incentive Plan upon closing of the Offering, with an exercise price equal to the initial public
        offering price; and (ii)          additional shares of Common
        Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management 1997 Stock Incentive Plan."


                           SUMMARY FINANCIAL DATA

        The information set forth below should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessor Partnerships' Combined Financial Statements and notes thereto, all included elsewhere herein.


                                                                            YEAR ENDED DECEMBER 31,
                                                                                                            1996 PRO FORMA
                                         1992         1993            1994          1995          1996      AS ADJUSTED (1)
                                       ---------    ----------     ----------    ---------     ----------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Total revenue........................    $103,334    $104,049     $126,918       $151,827      $175,967
Total operating expenses.............      84,722      87,036      108,903        131,711       149,066
                                          -------     -------      -------        -------       -------
Operating income.....................      18,612      17,013        18,015        20,116        26,901

Interest expense.....................       5,590       5,257       5,159           3,806         5,730
Earnings before provision for income       13,022      11,756      12,856          16,310        21,171
taxes................................         355         300           554           505         1,207
                                          -------     -------     ---------       -------        ------
Net provision for income taxes.......     $12,667     $11,456     $  12,302       $15,805       $19,964
                                           ======      ======      ========        ======        ======
Net earnings.........................

Pro forma:
 Net earnings per share..............
 Shares used in computation of pro
   forma net earnings per share (2)..

OTHER DATA:
EBITDA(3)............................     $21,034     $19,544       $20,866       $24,356       $32,317
Investments under management(4)......  $6,500,000  $7,000,000   $10,700,000   $11,500,000   $15,200,000
Total square feet-facility
management (5).......................       2,400      50,600        50,600        67,600        68,600
Total square feet under management
(6)..................................      47,000      98,300       102,400       125,700       131,600



                                                                                                            DECEMBER 31, 1996
                                                                                                                   PRO FORMA
                                                                                                       ACTUAL    AS ADJUSTED(7)
                                                                                                       ------    --------------
                                                                                                            (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents........................................................................     $  7,207
Total assets.....................................................................................      156,614
Long-term debt (8)...............................................................................       55,551
Total liabilities................................................................................      132,367
Partners' capital and stockholders' equity.......................................................       24,247

        _________________________

   (1) As adjusted to give effect to the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of
          $      per share and the receipt and application of the net
          proceeds therefrom, as though they had occurred on January 1, 1996. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."
   (2)    Includes the           shares of Common Stock to be issued in
          connection with the Incorporation Transactions and the
          shares of Common Stock offered by the Company hereby.
   (3) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. EBITDA is widely used in the real estate industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either to:
          (i) net earnings (determined in accordance with generally accepted accounting principles ("GAAP")); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity.
   (4) Investments under management represents the aggregate fair market value or cost basis of assets managed by the Investment Management group as of the end of the periods shown.
   (5) Represents the total square footage of properties for which the Company provided facility management services as of the end of the periods shown.
   (6) Represents the total square footage of properties for which the Company provided property management and leasing or facility management services as of the end of the periods shown.
   (7) As adjusted to give effect to the Incorporation Transactions and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of
          $     per share and the receipt and application of the net
          proceeds therefrom, as though they had occurred on December 31, 1996. See "Use of Proceeds," "Background of the Company" and "Incorporation Transactions."
   (8) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.


                                RISK FACTORS

          Prospective investors should carefully consider the following information in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby.

     GENERAL ECONOMIC CONDITIONS; REAL ESTATE ECONOMIC CLIMATE

          Periods of economic slowdown or recession, rising interest rates or declining demand for real estate could adversely affect certain segments of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenue from property management fees (which in certain cases are calculated as a percentage of the revenue generated by the property under management) and commissions or fees derived from property sales and leases (which are typically based on the sale price or lease revenue commitment, respectively). Such conditions could also lead to a decline in sale prices as well as a decline in demand for capital invested in commercial real estate and related assets.

          The condition of the real estate market tends to be cyclical and related to the condition of the economy as a whole or, at least, to the perceptions of investors and users as to the economic outlook. The sharp downturn in the commercial real estate market in the early 1990s has caused and may continue to cause some property owners to dispose of their properties or to lose them through foreclosures. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the Company to lose property and investment management agreements or make the agreements it retains less profitable. Many of the properties for which the Company provides management and leasing or investment management services are office buildings in the central business districts ("CBDs") of major urban cities. Approximately 38% of the 132 million square feet under the Company's property management and leasing agreements, and approximately 38% of the $12.9 billion in private real estate assets under the Company's investment management agreements, are related to properties located in CBDs. During the early 1990s, rental rates and property values of CBD office buildings experienced greater declines relative to other property types and locations. This decline, and the slower recovery of this sector to date, has been largely attributable to over-supply of new office space and corporate restructurings affecting large businesses. The cyclical market conditions of the CBD office sector will continue to have an important impact on the Company's operations.

     RISK OF TERMINATION OR OTHER LOSS OF MANAGEMENT AGREEMENTS

          The Company is substantially dependent on revenue received for services performed under property management and leasing and investment management agreements, and would be adversely affected if a significant number of these agreements were terminated or were not renewed. For the year ended December 31, 1996, revenue from property management and leasing agreements and investment management agreements constituted approximately 37% and 32%, respectively, of total revenue. Most property management and leasing and investment management agreements have terms of approximately 3 years and typically are terminable by the client for any reason on as little as 30 to 60 days' notice. There can be no assurance that any such contracts will not be cancelled prior to expiration or will be renewed when the term expires. In addition, the Company derives substantial property management and leasing and investment banking fees from real estate assets managed by its Investment Management group. Contracts for these related services may be terminated or lost for a number of reasons, including the termination or cancellation of the underlying asset management agreement or disposition of the subject property. The loss of a substantial number of these agreements could have a material adverse effect on the Company.

          In addition, the Company will sell the remaining real estate assets held by four multiple investor funds ("commingled funds") formed by the Company in the 1980s to hold real estate investments on behalf of numerous tax-exempt institutional investors. The Company receives investment advisory, property management and leasing and investment banking fees for services provided in connection with these funds. In 1996, 1995 and 1994 revenue derived from, or in connection with, these funds represented 11.5%, 12.8% and 20.1%, respectively, of the Company's total revenue. The Company expects that revenue derived from, or in connection with, these funds will decrease and eventually be eliminated as the remaining assets of the funds are sold. While the timing of the revenue losses will depend on the timing of the dispositions, the Company expects to complete substantially all of such dispositions prior to the end of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON PROPERTY PERFORMANCE

          The Company's revenue from property management and leasing services are generally based on percentages of the revenue generated by the properties that it manages. In addition, leasing commissions typically are based on the value of the lease revenue commitments. Accordingly, the continued success of the Company will be dependent, in part, upon the performance of the properties it manages. Such performance in turn will depend in part upon the ability of the Company to attract and retain creditworthy tenants for the properties it manages, the Company's ability to control operating expenses (some of which are beyond the Company's control), financial conditions prevailing generally and in the areas in which such properties are located and the real estate market generally.


     RISKS INHERENT IN PURSUING SELECTIVE ACQUISITION STRATEGY

          The Company intends to continue to selectively pursue domestic and international acquisitions as a means of strengthening its position as an industry leader, as well as expanding and enhancing its current product and service offerings and geographic market coverage. The success of the Company's acquisition strategy will be dependent upon the availability of suitable acquisition candidates on favorable terms, of which there can be no assurance. Further, there can be no assurance that any acquisition will be integrated successfully into the Company's operations or will perform in accordance with expectations or that business judgements as to the value or consequences of any such acquisition will prove correct. The consideration paid for any future acquisition may be in cash, debt or shares of the Company's capital stock. The Company could incur substantial indebtedness or substantial goodwill or both in connection with its acquisition strategy. In addition, issuances of additional shares of the Company's capital stock in connection with an acquisition could result in dilution to stockholders.

     RISKS ASSOCIATED WITH CO-INVESTMENT ACTIVITIES

          The Company intends to use the increased financial flexibility created by the Offering to expand its co-investment activities. The Company's increased participation as a principal in real estate investments could increase fluctuations in the Company's net earnings and cash flow. The Company's co-investments also inherently involve the risk of loss of the Company's investment. Moreover, in certain of these investments, the Company will not have complete discretion to control the timing of the disposition of such investments and, as a result, the recognition of any related gain or loss. See "Management's Discussions and Analysis of Financial Condition and Results of Operations."

     SEASONALITY

          Historically, the Company's revenue, operating income and net earnings in the first three calendar quarters are substantially lower than in the fourth quarter. This seasonality is due to a calendar year-end focus on the completion of transactions, which is consistent with the real estate industry generally. In addition, an increasing percentage of the Company's management contracts contain clauses providing for performance bonuses to be received if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. In contrast, the Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant on a quarterly basis. Therefore, the Company typically sustains a loss in the first and second quarter of each calendar year, reports a small profit or loss in the third quarter and records a substantial majority of the Company's earnings in the fourth calendar quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Quarterly Results of Operations."

     COMPETITION

          The Company competes in a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate facility management, construction and development management, on-site property management and leasing, and investment banking. Each of these business disciplines is highly competitive on a national as well as local level. Depending on the industry segment, the Company faces competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Some of the Company's principal competitors in certain of these business disciplines have greater financial resources and a broader global presence. Many of the Company's competitors are local or regional firms which are substantially smaller than the Company on an overall basis; however, they may be substantially larger on a local or regional basis. The Company has faced increased competition in recent years in the Management Services and Investment Management segments of its business which has, in some cases, resulted in lower property and investment management fees, or compensation arrangements more closely aligned with performance. In recent years, there has also been a significant increase in the number of REITs which self-manage their real estate assets, which could decrease the demand for property management services, and thereby increase competition. In general, with respect to each of the Company's business disciplines, there can be no assurance that the Company will be able to continue to compete effectively, will be able to maintain current fee or margin levels or arrangements or will not encounter increased competition.

     RISK RELATED TO GENERAL PARTNER STATUS

          Subsidiaries of the Company are general partners in numerous general and limited partnerships which invest in or manage real estate assets. As a general partner, these subsidiaries may be liable to their partners as well as liable for the obligations of such partnerships. Because all of the Company's general partnership interests are held through its special purpose subsidiaries, the Company believes that its exposure to contingent liabilities is limited to the total invested or committed capital in and notes from or advances to such subsidiaries holding the general partnership interests.

     ENVIRONMENTAL CONCERNS

          Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as an on-site property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure of the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos-containing materials. There can be no assurance that any of such liabilities to which the Company or any of its affiliates may become subject will not have a material adverse effect upon the business or financial condition of the Company.

     SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of the Offering, the Company will have
     shares of Common Stock outstanding.  The      shares sold in
     the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an
     "affiliate" of the Company.  The      shares to be held by the
     stockholders of the Company immediately prior to the Offering are deemed to be "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Rule 144"), in that such shares were issued in private transactions not involving a public offering. None of such shares will be eligible for sale under Rule 144 prior to the first anniversary of the closing of the Offering. For a summary description of the requirements of Rule 144, see "Shares Eligible for Future Sale." The Company intends to file a registration statement on Form S-8 with respect to the shares reserved for issuance under its 1997 Stock Incentive Plan,
     including the           shares of Common Stock underlying options
     which the Company expects to award to certain employees pursuant to such plan upon the closing of the Offering.

          The Company and each of the Company's existing stockholders will enter into lock-up agreements with the Representatives (as herein defined) not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Certain stockholders of the Company are entitled to register their shares under the Securities Act for resale, at the expense of the Company. See "Shares Eligible for Future Sale Registration Rights" and "Underwriters."

          In March 1997, DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle"), a limited liability company, all of the membership interests of which are owned by DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership, limited partnerships which are comprised of approximately 200 of the Company's employees (the "Employee Partnerships"), purchased the limited partnership interests in the Predecessor Partnerships owned by a subsidiary of Dresdner Bank AG ("Dresdner"). Dresdner was required to sell the interests in order to comply with bank regulatory requirements. As consideration for such purchase, DEL/LaSalle issued to Dresdner a $35.0 million promissory note (the "Dresdner Note"). The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed
     earnings for 1996.  All of the      shares of Common Stock to be
     received by DEL/LaSalle in connection with the Incorporation
     Transactions and      shares of Common Stock held by the Employee
     Partnerships, representing an aggregate of    % of the
     outstanding Common Stock after giving effect to the Offering, will be pledged to support DEL/LaSalle's obligations under the Dresdner Note. The principal amount of the Dresdner Note is due in five installments, with $3.5 million due on April 15, 2000 and $7.8 million due on each April 15 thereafter, through 2004. The Dresdner Note bears interest at 7.0% per annum, payable on each April 15 beginning on April 15, 1998. DEL/LaSalle will not have any assets other than the Common Stock issued in connection with the Incorporation Transactions. Funds for repayment of the Dresdner Note, including interest thereon, will be provided by capital contributions from the Employee Partnerships and through the sale of Common Stock in the public market or in privately negotiated transactions. DEL/LaSalle has been granted certain registration rights for its shares of Common Stock. DEL/LaSalle has granted the Underwriters a 30-day option to purchase up to shares of Common Stock to cover over-allotments in connection with the Offering. In the event that the Underwriters' over-allotment option is exercised, the proceeds to DEL/LaSalle will be used to repay a portion of the Dresdner Note. If DEL/LaSalle defaults in the repayment of the Dresdner Note or interest thereon, Dresdner will have the right to sell any or all of the pledged shares in the public market or in privately negotiated transactions, subject to compliance with the Securities Act and applicable law. See "Shares Eligible for Future Sale" and "Underwriters."

          No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock.

     CONTROL BY PRINCIPAL STOCKHOLDER

          Upon completion of this Offering, the Employee Partnerships,
     directly and through DEL/LaSalle, will beneficially own    % of
     the Company's outstanding shares of Common Stock (approximately
        % if the Underwriters' over-allotment option is exercised in full). Accordingly, the Employee Partnerships will continue to be able to exercise substantial influence over the business and affairs of the Company, including but not limited to having sufficient voting power to substantially influence the election of all of the directors to be elected at any annual or special meeting of stockholders and, in general, to substantially influence the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the sale of substantially all of the Company's assets, charter amendments and other extraordinary corporate transactions or may prevent or cause a change in the control of the Company. The Common Stock held by the Employee Partnerships is voted in accordance with the direction of its general partners, entities controlled by 11 directors, officers and employees of the Company, including Messrs. Scott, Spoerri, Cummings, Esler, Rose and Webb and Ms. Thurber. See "Principal Stockholders."

     LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK
     PRICE

          Prior to the Offering, there has been no public market for the Common Stock. Although application will be made to list the Common Stock on the New York Stock Exchange, there can be no assurance that an active trading market will develop or be sustained. The price of shares of Common Stock to be sold in the Offering will be determined by negotiations among the Company and the Underwriters and may be higher than the price at which the Common Stock will trade after completion of the Offering. See "Underwriters" for factors to be considered in determining such offering price. The market price of the Common Stock could be subject to significant fluctuations in response to quarter-to-quarter variations in operating results of the Company or its competitors, conditions in the commercial real estate industry, the commencement of, developments in or outcome of litigation, changes in estimates of the Company's performance by securities analysts, and other events or factors, including the events and other factors described in this "Risk Factors" section. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.
     These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. See "Underwriters."

     ANTI-TAKEOVER PROVISIONS

          The Company's Articles of Amendment and Restatement (the "Restated Articles of Incorporation") and Bylaws (the "Bylaws") will include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of stockholders. The Company has a classified Board of Directors, pursuant to which directors are divided into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock or initiated a proxy contest, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Restated Articles of Incorporation will provide for: (i) the ability of the Board of
     Directors to issue up to            shares of preferred stock and
     up to            shares of undesignated Common Stock and to
     determine the price, rights, preferences and privileges of those shares without any further stockholder approval; (ii) a requirement that any stockholder action without a meeting be pursuant to unanimous written consent; and (iii) certain advance notice procedures for nominating candidates for election to the Board of Directors. Such provisions could discourage bids for the Common Stock at a premium as well as affect the market price of the Common Stock. In addition, certain provisions of the Maryland General Corporation Law (the "MGCL") may also have the effect of delaying, deterring or preventing a change in the control of the Company. The possible impact of these provisions on takeover attempts could adversely affect the price of the Common Stock. See "Description of Capital Stock."

     ABSENCE OF DIVIDENDS; DIVIDEND POLICY

          The Company does not currently intend to pay any dividends on the Common Stock in the foreseeable future. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. The Company expects that provisions to be contained in agreements governing the Company's long-term indebtedness after the Offering will limit the amount of dividends that the Company may make to its stockholders. See "Dividend Policy."

     DILUTION

          The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of Common Stock. As a result, purchasers of shares of Common Stock in the Offering will incur immediate and substantial dilution in net tangible book value per share. See "Dilution."

     FORWARD-LOOKING STATEMENTS

          This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. In addition, when used in this Prospectus, the words "believes," "intends," "anticipates," "expects" and words of similar import may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Prospectus generally. The Company undertakes no obligation to publicly release any updates or revisions to these forward-looking statements to reflect any future events or circumstances.


                         BACKGROUND OF THE COMPANY

          The Company, founded in 1968, is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners and investors worldwide. The Company has grown by expanding both its client base and its range of services and products in anticipation of client needs and to seize market opportunities. Primarily providing investment banking, investment management and land services in its early years of existence, the Company expanded to offer development management services beginning in 1975, property management and leasing services beginning in 1978 and tenant representation services beginning in 1978. In addition, the Company was a pioneer in the facility management services business, first offered by the Company in 1990.

          The Predecessor Partnerships were formed in 1986 by the Employee Partnerships to conduct the Company's business. In 1988, DSA-LSPL, Inc. and DSA-LSAM, Inc., affiliates of Dai-ichi Life (U.S.A.), Inc. ("Dai-ichi"), became limited partners of the Predecessor Partnerships.

          In November 1994, the Predecessor Partnerships acquired substantially all of the assets of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB"), a real estate investment advisor, in exchange for a 20% limited partnership interest in the Predecessor Partnerships (the "ABKB Acquisition"). Through its acquisition of Kleinwort Benson, the parent company of ABKB, Dresdner acquired these limited partnership interests, but was required to sell such interests in order to comply with bank regulatory requirements. In March 1997, DEL/LaSalle purchased the Dresdner limited partnership interests in exchange for a $35.0 million note. The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed earnings for 1996. Following the repurchase, the Employee Partnerships, directly and through DEL/LaSalle, and Dai-ichi had ownership interests in the Predecessor Partnerships of 75.6% and 24.4%, respectively. The Employee Partnerships are the sole general partners of the Predecessor Partnerships. See "Shares Eligible for Future Sale."

          In October 1996, the Predecessor Partnerships acquired all of the capital stock of CIN Property Management Limited ("CIN Property Management"), the affiliated real estate investment and property management advisor for the British Coal Pension Fund. This entity immediately changed its name to CIN LaSalle Investment Management Limited ("CIN LaSalle Investment").

          On April 22, 1997, Galbreath, a property management, facility management and development management company, merged with the Predecessor Partnerships. As consideration for Galbreath, the Predecessor Partnerships issued to the stockholders of Galbreath limited partnership interests representing an 18% interest in the Predecessor Partnerships. Following the Galbreath merger, the Employee Partnerships, directly and through DEL/LaSalle, and Dai-ichi had ownership interests in the Predecessor Partnerships of approximately 62% and 20% respectively. See "Business Galbreath Acquisition."

          The Company was incorporated in Maryland in April 1997 and will succeed to the business of the Predecessor Partnerships simultaneously with the closing of the Offering. See "Incorporation Transactions." The Company's executive offices are located at 200 East Randolph Drive, Chicago, Illinois 60601 and its telephone number is (312) 782-5800. The Company has corporate offices in 17 United States cities and in London, Paris, Mexico City and Beijing and has over 300 property and other offices throughout the United States.


                         INCORPORATION TRANSACTIONS

           Simultaneously with the closing of the Offering, pursuant to an agreement among the partners, each of the general and limited partners of the Predecessor Partnerships (the Employee Partnerships, DEL/LaSalle and Dai-ichi) will contribute all of their respective general and limited partnership interests (the "Partnership Interests Contribution") in the Predecessor Partnerships to the Company in exchange for an aggregate of shares of Common Stock. The Predecessor Partnerships will then contribute, among other things, substantially all of their respective assets and liabilities (the "Asset Contributions") relating to: (i) management services to LaSalle Management Services, Inc. ("LMS") in exchange for all of the outstanding shares of common stock of LMS; (ii) corporate and financial services to LaSalle Corporate & Financial Services, Inc. ("LCFS") in exchange for all of the outstanding shares of common stock of LCFS; and (iii) investment management to LaSalle Investment Management, Inc. ("LIM") in exchange for all of the outstanding shares of common stock of LIM. Following the Asset Contributions, the Predecessor Partnerships will distribute the Common Stock of LMS, LCFS and LIM to the Company and dissolve. The Partnership Interests Contribution and the Asset Contributions are collectively referred to as the "Incorporation Transactions." The closing of the Offering is conditioned upon, among other things, the completion of the Incorporation Transactions. In connection with the Incorporation Transactions, the Company will amend and restate its the Restated Articles of Incorporation. See "Description of Capital Stock."


                              USE OF PROCEEDS

          The net proceeds to the Company from the sale of the
               shares of Common Stock offered hereby (assuming an
     initial public offering price of $      per share), after
     deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company, are
     estimated to be approximately $      million.  The Company will
     not receive any proceeds from the exercise of the over-allotment option.

          The Company will use the net proceeds to repay an aggregate of approximately $37.2 million of indebtedness outstanding under promissory notes issued to Dai-ichi (the "Dai-ichi Notes"). Any remaining proceeds will be used to repay the indebtedness outstanding under the Company's long-term credit facility (the "Long-Term Facility") and for general corporate purposes. The Dai-ichi Notes consist of approximately $6.2 million principal amount of Class A Notes and $31.0 million principal amount of Class B Notes, each bearing interest at 10.0%, payable annually on December 31. Principal payments on the Class A Notes are due in two equal installments on June 30, 1997 and 1998. Principal payments on the Class B Notes are due in 10 equal installments on June 30th of each year beginning in 1999. Borrowings under the Long-Term Facility mature on September 6, 1999, and bear interest at the greater of the lending bank's prime rate and the applicable federal funds rate plus .5%. Principal payments on borrowings under the Long-Term Facility are payable on June 15 of each year for amounts outstanding on March 31, based on a defined amortization schedule. As of December 31, 1996, the principal amount of borrowings under the Long-Term Facility was approximately $27.4 million. Upon completion of the Offering, the Company intends to use its borrowing capacity and cash generated from operations to pursue its growth strategy, including international expansion, selective acquisitions and co-investment activities. Pending application of the net proceeds of the Offering as described herein, the Company intends to invest the proceeds in investment-grade, short-term, interest-bearing securities.

                              DIVIDEND POLICY

          The Company has not paid any dividends on its Common Stock to date. After the Offering, the Company intends to retain its earnings to support the expansion of its business. Any dividends declared will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, earnings and other factors, including the terms of the Company's indebtedness. The Company expects that provisions to be contained in agreements governing the Company's long-term indebtedness after the Offering will limit the amount of dividends that the Company may make to its stockholders.


                               CAPITALIZATION

          The following table sets forth the pro forma short-term debt and capitalization of the Company at December 31, 1996, as adjusted to give effect to the Incorporation Transactions as if such transactions had occurred on December 31, 1996, and as
     further adjusted to give effect to the sale of      shares of
     Common Stock offered hereby at an assumed initial public offering
     price of $     per share, and the receipt and application of the
     net proceeds therefrom, as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Statements" and the Predecessor Partnerships' Combined Financial Statements and the notes thereto, all included elsewhere herein.



                                                                                         DECEMBER 31, 1996
                                                                                                        PRO FORMA
                                                                                  PRO FORMA            AS ADJUSTED
                                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)

Short-term debt:
  Borrowings under short-term credit facility...........................          $  6,500
  Current maturities of long-term debt..................................             9,064
                                                                                   -------              --------
     Total short-term debt..............................................          $ 15,564              $
                                                                                   =======              ========

Long-term debt:
  Long-term credit facility, less current maturities(1)                           $ 21,445              $
  Subordinated loans, less current maturities                                       34,106
                                                                                   -------              --------
     Total long-term debt, less current maturities                                  55,551
                                                                                   -------              --------

Stockholders' equity:
  Preferred stock, $.01 par value per share, 10,000,000 shares authorized; no shares issued and outstanding........................

 Common Stock, $.01 par value per share, 50,000,000 shares
      authorized; shares issued and outstanding pro forma;
      shares issued and outstanding pro forma as adjusted (2) ..........
 Undesignated Common Stock, $.01 par value per share,
   50,000,000 shares authorized; no shares issued and
   outstanding..........................................................
 Additional paid-in capital.............................................
 Retained earnings......................................................                --
                                                                                   -------              --------
    Total stockholders' equity..........................................             25,093
                                                                                   --------             --------
             Total capitalization.......................................          $  80,644             $
                                                                                   ========             ========



     (1) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.
     (2)  Excludes an aggregate of: (i)     shares of Common Stock
          issuable upon exercise of options to be granted under the Company's 1997 Stock Incentive Plan upon closing of the Offering, with an exercise price equal to the initial public
          offering price; and (ii)       additional shares of Common
          Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management 1997 Stock Incentive Plan."


                                  DILUTION

          The pro forma net tangible book value of the Company as of December 31, 1996 (as adjusted to give effect to the
     Incorporation Transactions) was $     million, or $     per share
     of Common Stock. Pro forma net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the aggregate number of shares of Common Stock outstanding, assuming the Incorporation Transactions had taken place on December 31, 1996. Without taking into account any changes in such net tangible book value after December 31, 1996, other than
     to give effect to the sale of the     shares of Common Stock
     offered hereby (at an assumed initial public offering price of
     $     per share) and the receipt and application of the net
     proceeds therefrom, pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately
     $     million, or $     per share.  This represents an immediate
     increase in net tangible book value of $     per share to the
     current stockholders of the Company and an immediate dilution in
     net tangible book value of $     per share to purchasers of
     Common Stock in the Offering. The following table illustrates this per share dilution.

          Assumed initial public offering price per share. . . . . . . .   $

          Pro forma net tangible book value per share at December
            31, 1996                                                  $
          Increase per share attributable to purchasers in the
            Offering  . . . . . . . . . . . . . . .                    ____

          Pro forma net tangible book value per share after the
            Offering  . . . . . . . . . . . . . . .

          Dilution per share to purchasers in the Offering $

          The following table summarizes on a pro forma basis, as of December 31, 1996, the difference between the existing stockholders and the purchasers of shares in the Offering (at an
     assumed initial public offering price of $      per share, before
     deducting estimated underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:



                                                                                                  AVERAGE
                                        SHARES PURCHASED            TOTAL CONSIDERATION            PRICE
                                     NUMBER         PERCENT       AMOUNT          PERCENT        PER SHARE

     Existing stockholders.......                       %       $                     %         $
     New investors...............

      Total......................                    100%       $                  100%
                                     =========     ====         =========         ===

          The foregoing calculations exclude an aggregate of:
     (i) shares of Common Stock issuable upon exercise of options to be granted under the Company's 1997 Stock Incentive Plan upon closing of the Offering, with an exercise price equal to the
     initial public offering price; and (ii)             additional
     shares of Common Stock reserved for future grants or awards under the Company's 1997 Stock Incentive Plan. See "Management 1997 Stock Incentive Plan."


                         SELECTED FINANCIAL DATA

        The following table sets forth, for the periods and as of the dates indicated, selected financial and other data on a pro forma basis for the Company and on a historical combined basis for the Predecessor Partnerships. The selected financial data as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the Predecessor Partnerships' Combined Financial Statements audited by KPMG Peat Marwick LLP, independent certified public accountants, included elsewhere herein. The selected financial data as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 have been derived from the Predecessor Partnerships' Combined Financial Statements audited by KPMG Peat Marwick LLP, not included herein. The unaudited pro forma, as adjusted, statement of operations data for 1996 give effect to the Incorporation Transactions (as described under the heading "Incorporation Transactions") and the Offering as if they occurred on January 1, 1996. In addition, the unaudited pro forma, as adjusted, balance sheet data give effect to the Incorporation Transactions and the Offering as if they occurred on December 31, 1996. The information set forth below should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessor Partnerships' Combined Financial Statements and the notes thereto, all included elsewhere herein.




                                                                                 YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------------------
                                                                                                                 1996 Pro Forma
                                               1992          1993          1994          1995         1996        as Adjusted
                                           ------------   ----------     --------     ----------   ----------   ---------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Total revenue.............................    $103,334     $104,049      $126,918      $151,827     $175,967
Total operating expenses..................      84,722       87,036       108,903       131,711      149,066
                                              --------     --------       -------       -------      -------
Operating income..........................      18,612       17,013        18,015        20,116       26,901

Interest expense..........................       5,590        5,257         5,159         3,806        5,730
Earnings before provision for income......      13,022       11,756        12,856        16,310       21,171
taxes.....................................         355          300           554           505        1,207
                                             ---------    ---------     ---------      --------     --------
Net provision for income taxes............   $  12,667    $  11,456     $  12,302      $ 15,805    $  19,964
                                              ========     ========      ========       =======     ========
Net earnings..............................

Pro forma:
Net earnings per share....................
Shares used in computation of pro forma
   net earnings per share (1).............

OTHER DATA:
EBITDA(2).................................   $  21,034    $  19,544     $  20,866     $ 24,356     $  32,317
Investments under management (3)..........  $6,500,000   $7,000,000   $10,700,000  $11,500,000   $15,200,000
Total square feet-facility management (4).       2,400       50,600        50,600       67,600        68,600
Total square feet under management (5)....      47,000      98,300        102,400      125,700       131,600




                                                                                           DECEMBER 31,
                                                                                                                1996 Pro Forma
                                                1992          1993         1994          1995         1996       AS ADJUSTED
                                             ----------   ----------   ----------    ----------     --------   ---------------
                                                                                     (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents.................   $   9,784     $  5,125    $   12,840     $  8,322     $   7,207
Total assets..............................      72,590       84,512       107,055      115,001       156,614
Long-term debt (6)........................      51,319       56,619        41,028       40,805        55,551
Total liabilities.........................      87,277       99,801        93,898      100,004       132,367
Partners' capital                              (14,687)     (15,289)       13,157       14,997        24,247
(deficit)/stockholders' equity............

   _________________________
   (1)    Includes the      shares of Common Stock to be issued in
          connection with the Incorporation Transactions, and shares of Common Stock offered by the Company hereby.
   (2) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. EBITDA is widely used in the real estate industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity.
   (3) Investments under management represents the aggregate fair market value or cost basis of assets managed within the Investment Management group as of the end of the periods shown.
   (4) Represents the total square footage of properties for which the Company provided facility management services as of the end of the periods shown.
   (5) Represents the total square footage of properties for which the Company provided property management, leasing or facility management services as of the end of the periods shown.
   (6) See Note 7 to Notes to the Predecessor Partnerships' Combined Financial Statements.


               PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements are derived from the Predecessor Partnerships' Combined Financial Statements. The unaudited pro forma consolidated statement of earnings gives effect to the Incorporation Transactions as if they occurred on January 1, 1996. The unaudited pro forma consolidated statement of earnings, as adjusted, gives further effect to the Offering. The unaudited pro forma consolidated balance sheet gives effect to the Incorporation Transactions as if they occurred on December 31, 1996.
The unaudited pro forma consolidated balance sheet, as adjusted, gives further effect to the Offering. See "Incorporation Transactions," "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited pro forma consolidated financial statements should be read in conjunction with the Predecessor Partnerships' Combined Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information, all included elsewhere herein.

     The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The pro forma consolidated financial statements are not necessarily indicative of what the actual financial position and results of operations would have been as of and for the year ended December 31, 1996 had the Company consummated the Incorporation Transactions and the Offering as of the dates indicated nor does it purport to represent the future financial position or results of operations of the Company.


                                     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                                                                                YEAR ENDED DECEMBER 31, 1996
                                                     HISTORICAL      .INCORPORATION                    OFFERING      PRO FORMA
                                                    COMBINED (1)       ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    AS ADJUSTED
                                                   ---------------   ------------    ------------   -----------    -----------
                                                                                  (IN THOUSANDS)

Revenue:
   Fee based services...........................       $170,709      $                 $170,709     $              $
   Equity in earnings from unconsolidated ventures        3,220                           3,220
   Construction operations, net.................          1,271                           1,271
   Other income.................................            767                             767
                                                     ----------       -----------    ----------
     Total revenue..............................        175,967                         175,967
Operating expenses:
   Compensation and benefits....................        104,673                         104,673
   Other operating and administrative...........         38,977                          38,977
   Depreciation and amortization................          5,416                           5,416
                                                     ----------       -----------     ----------     -----------    ----------
     Total operating expenses...................       149,066                          149,066
                                                     ----------       -----------     ----------     -----------    ----------
     Operating income...........................        26,901                           26,901

Interest expense................................         5,730                            5,730
                                                     ----------       -----------     ----------     -----------    ----------
     Earnings before provision for income taxes.        21,171                           21,171

Net provision for income taxes..................         1,207             6,415(2)       7,622
                                                     ----------       -----------     ----------     -----------    ----------
     Net earnings...............................     $  19,964        $   (6,415)      $ 13,549      $              $
                                                     ==========       ===========     ==========     ===========    ==========

__________
(1) The "Historical Combined" column reflects the historical combined statement of earnings of the Predecessor Partnerships for the year ended December 31, 1996.
(2) The pro forma adjustment reflects the net provision for income taxes relating to: (i) the income tax benefits associated with the Company becoming a taxable entity and establishing deferred tax accounts as of January 1, 1996 ($846); and (ii) the provision for income taxes related to 1996 pre-tax earnings as though the Company were a taxable entity as of January 1, 1996 ($7,261).



                                         UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                  HISTORICAL     INCORPORATION                        OFFERING       PRO FORMA
                                                  COMBINED(1)      ADJUSTMENTS       PRO FORMA       ADJUSTMENTS    AS ADJUSTED
                                                  -----------    -------------       ---------       -----------    -----------
                                                                                  (IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents...................      $   7,207     $                  $   7,207       $               $
  Trade receivables...........................         87,283                           87,283
  Other receivables...........................          3,005                            3,005
  Prepaid expenses............................          1,228                            1,228
  Deferred tax assets.........................             --            846(2)            846
                                                    ---------      ------------      ---------
                                                       98,723            846            99,569
       Total current assets...................

Property and equipment........................         14,549                           14,549

Intangibles resulting from business
  acquisitions................................         23,735                           23,735
Investments in real estate ventures...........         13,687                           13,687
Long-term receivables, net....................          5,052                            5,052
Other assets, net.............................            868                              868
                                                    ---------                        ---------      ------------       ----------
          Total assets........................       $156,614    $         846        $157,460      $                 $
                                                    =========     ============       =========      ============       ==========

LIABILITIES AND PARTNERS' CAPITAL/
STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable and accrued                     $   34,228    $                    $  34,228     $                  $
     liabilities..............................
  Accrued compensation........................         26,016                            26,016
  Borrowings under short-term credit facility.          6,500                             6,500
  Current maturities of long-term debt........          9,064                             9,064
                                                    ---------                         ---------     ------------       ----------
          Total current liabilities...........         75,808                            75,808

Long-term debt:
  Subordinated loans, less current                     34,106                            34,106
   maturities.................................
  Long-term credit facility, less
    current maturities........................         21,445                            21,445     ------------       ----------
                                                    ---------                         ---------
          Total long-term debt................         55,551                            55,551

Other long-term liabilities...................          1,008                             1,008
                                                    ---------                         ---------     ------------       ----------
          Total liabilities...................        132,367                           132,367

Partners' Capital/Stockholders' equity:
  Common Stock................................
  Additional paid-in-capital..................
  Retained earnings/partners' capital.........         24,247              846           25,093
                                                    ---------     ------------        ---------
          Total partners' capital/stoc-
             holders' equity..................         24,247              846           25,093
                                                    ---------     ------------        ---------
          Total liabilities and
            partners' capital/stockholders'
            equity............................       $156,614     $        846         $157,460    $                  $
                                                    =========     ============        =========     ============      ==========

_________________________

   (1) The "Historical Combined" column reflects the historical combined balance sheet of the Predecessor Partnerships as of December 31, 1996.
   (2) The pro forma adjustment reflects the deferred income taxes as of December 31, 1996 associated with the Company becoming a taxable entity concurrent with the Incorporation Transactions.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   OVERVIEW

        LaSalle Partners is a leading full service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. The Management Services segment provides three primary service capabilities: (i) property management and leasing for property owners; (ii) facility management for properties occupied by corporate owners and users; and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. The Corporate and Financial Services segment provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms;
   (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Investment Management segment provides real estate investment management services to institutional investors, corporations and high net worth individuals.

        The Company has benefited from the recovery in real estate markets which began in 1993. Specifically, rising rental and occupancy rates have positively affected revenue for the Company's property management and leasing and tenant representation businesses. In addition, improving real estate property values and improved trading values for public real estate securities have resulted in higher revenue for the Company's Investment Management segment.

        Although a significant portion of the Company's revenue is transactional in nature, 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in previous years. The Company believes that its strong client-service orientation, its focus on cross-selling its products and services, and its development of strategic alliances with major users and owners of real estate strengthen its client relationships and create recurring revenue sources. The Company's revenue has increased at a compound rate of 12.4% over the past 10 years and at a compound rate of 14.2% for the five year period ended December 31, 1996. In addition, the Company's wide range of product and service offerings enabled the Company to maintain a stable level of revenue from 1990 to 1993, the sharpest downturn in the real estate markets in recent decades.

        The Company's operating expenses consist principally of compensation and benefits, fixed overhead and depreciation and amortization. Compensation and benefits, which represented 59.5% of total revenue in 1996, tend to be relatively constant as a percentage of revenue on an annual basis. Other operating and administrative expenses consist principally of overhead costs and to a lesser extent business development expenses, professional fees and employee training and development. Overhead generally consists of occupancy costs and other routine business expenses (i.e., office equipment, supplies and telecommunications) necessary to conduct the Company's day-to-day operations. Overhead costs, which represented 6.5% of total revenue in 1996, tend to be relatively fixed, with increases occurring as the Company expands into new geographic markets and as significant changes occur in staffing levels. The remaining components of other operating and administrative expenses are relatively variable. Depreciation and amortization, which represented 3.1% of the Company's total revenue in 1996, consist of expenses related to depreciation of fixed assets and amortization of intangible assets associated with corporate acquisitions. These expenses have increased in recent years due to the acquisitions of ABKB and CIN Property Management, increased investment in technology and the Company's relocation of its Chicago headquarters. The Company expects that depreciation and amortization expenses will increase as a result of the merger of Galbreath with the Company.

        Historically, the Company's revenue, operating income and net earnings in the first three calendar quarters are substantially lower than in the fourth quarter. This seasonality is due to a calendar year-end focus on the completion of transactions, which is consistent with the real estate industry generally. In addition, an increasing percentage of the Company's management contracts contain clauses providing for performance bonuses to be received if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. In contrast, the Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant on a quarterly basis. Therefore, the Company typically sustains a loss in the first and second quarter of each calendar year, reports a small profit or loss in the third quarter and records a substantial majority of the Company's earnings in the fourth calendar quarter. See " Quarterly Results of Operations."

        The Company receives investment advisory, property management and leasing and investment banking fees for services provided in connection with four multiple investor funds ("commingled funds") formed by the Company in the 1980s to hold real estate investments on behalf of numerous tax-exempt institutional investors. Revenue derived from, or in connection with, these funds represented 11.5% of the Company's total revenue in 1996 compared to 12.8% and 20.1% in 1995 and 1994, respectively. The Company expects that such revenue will decrease and eventually be eliminated as the remaining assets of the funds are sold. While the timing of the revenue loss will depend on the timing of the dispositions, the Company expects to complete substantially all of such dispositions prior to the end of 1998.

        The Company is pursuing a strategy of selective acquisitions in order to expand its capability to serve clients and strengthen its position as an industry leader. As a result of the merger of Galbreath with the Company, the Company added 71 million square feet to its property and facility management portfolio, added new client relationships and expanded its market coverage. Previously, with the acquisition of ABKB s real estate business in late 1994 and with the 1996 purchase of CIN Property Management, the Company added approximately $5.3 billion to its assets under management, extended the Company's securities advisory capabilities and established the Company as the fourth largest manager of institutional real estate equity investments in the United Kingdom.

        As of December 31, 1996, the Company had a total net investment of $13.7 million in 33 separate property or fund co-investments (which properties and funds had a total acquisition cost exceeding $1.0 billion). Twenty-nine of these co-investments were made in the last three years. The holding period for co-investments typically ranges from three to seven years. The Company intends to use the increased financial flexibility created by the Offering to expand its co-investment activities. The Company's increased participation as a principal in real estate investments could increase fluctuations in the Company's net earnings and cash flow as a result of the timing and magnitude of the gains or losses and potential incentive participation fees, if any, to be recognized on the disposition of the assets. In certain of these investments, the Company will not have complete discretion to control the timing of the disposition of such investments. Co-investment also creates opportunities for the Company to provide services related to the acquisition, financing, property management, leasing and disposition of such investments.


   RESULTS OF OPERATIONS

        The following unaudited table sets forth for the periods indicated the percentage of total revenue represented by certain items reflected in the Company's statement of earnings.



                                                                      YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                              1994             1995             1996
                                                            -------           ------           -----
Revenue:

   Management Services....................................    41.3%            40.7%            40.7%
   Corporate and Financial Services.......................    27.7             24.6             26.0
   Investment Management..................................    31.0             34.7             33.3
                                                             -----            -----            -----
      Total revenue.......................................   100.0%           100.0%           100.0%

Operating expenses:
   Compensation and benefits..............................    61.6%            60.1%            59.5%
   Other operating and administrative.....................    22.0             23.9             22.2
   Depreciation and amortization..........................     2.2              2.8              3.0
                                                             -----            -----            -----
      Total operating expenses............................    85.8%            86.8%            84.7%

   Operating income.......................................    14.2%            13.2%            15.3%
Interest expense..........................................     4.1              2.5              3.3
                                                             -----            -----            -----
      Earnings before provision for income taxes..........    10.1%            10.7%            12.0%
Net provision for income taxes............................     0.4              0.3              0.7
                                                             -----            -----           ------
Net earnings..............................................     9.7%            10.4%            11.3%
                                                             =====            =====            =====

        The following unaudited tables summarize the revenue, operating expenses and operating income by segment, and the percentage of segment revenue represented by such items, for the years ended
   December 31, 1994, 1995 and 1996.



                                                                  YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------------
                                             1994                          1995                           1996
                                    ----------------------        ----------------------        -----------------------
                                                                  (DOLLARS IN THOUSANDS)

MANAGEMENT SERVICES:
  Segment revenue:
   Property management fees......   $ 32,465          61.7%       $  34,017         53.8%        $  37,465         52.1%
   Leasing fees..................      9,747          18.5           13,951         22.2            14,819         20.6
   Facility management fees......      6,222          11.8           10,477         16.6            13,639         19.0
   Development management fees...      3,557           6.8            3,125          4.9             5,465          7.6
   Intersegment sales............        160           0.3            1,370          2.2               200          0.3
   Other income..................        466           0.9              212          0.3               281          0.4
                                    --------     ---------        ---------    ---------         ---------    ---------
                                    $ 52,617         100.0%       $  63,152        100.0%        $  71,869        100.0%

  Operating Expenses:
   Compensation, benefits, other
     operating and administrative.    46,267          87.9           50,859         80.5            59,486         82.8
   Depreciation and amortization.      1,076           2.0            1,202          1.9             1,651          2.3
                                    --------     ---------        ---------    ---------         ---------       ------
     Operating income............   $  5,274          10.1%       $  11,091         17.6%        $  10,732         14.9%
                                    ========         =====        =========        =====         =========        =====

CORPORATE AND FINANCIAL SERVICES:
  Segment revenue:
   Tenant representation fees....   $ 19,359          55.2%       $  23,037         61.8%        $  31,200         66.8%
   Investment banking fees.......      9,432          26.9            6,908         18.5             6,664         14.3
   Land fees ....................      4,300          12.2            3,675          9.8             4,938         10.6
   Construction operations, net..      1,284           3.7            1,358          3.6             1,271          2.7

   Equity in earnings from
     unconsolidated ventures.....        476           1.4            2,171          5.9             1,380          3.0
    Intersegment sales...........                                                                    1,000          2.1
   Other income..................        233           0.6              154          0.4               253          0.5
                                    --------     ---------        ---------      -------         ---------    ---------
                                    $ 35,084         100.0%       $  37,303        100.0%        $  46,706        100.0%

  Operating expenses:
   Compensation, benefits, other
     operating and administrative.    27,463          78.3           28,604         76.7            34,831         74.6
   Depreciation and amortization.        845           2.4              890          2.4             1,055          2.3
                                    --------     ---------        ---------    ---------         ---------    ---------
     Operating income ............  $  6,776          19.3%       $   7,809         20.9%        $  10,820         23.1%
                                    ========         =====        =========        =====         =========        =====

INVESTMENT MANAGEMENT:
  Segment revenue:
   Advisory fees.................   $ 35,734          90.7%       $  45,117         85.5%        $  53,618         91.5%
   Acquisition fees..............      2,944           7.5            6,411         12.2             2,939          5.0
   Equity in earnings from
     unconsolidated ventures.....        548           1.4              959          1.8             1,840          3.2
   Other income..................        151           0.4              255          0.5               195          0.3
                                    --------     ---------        ---------    ---------         ---------    ---------
                                    $ 39,377         100.0%       $  52,742        100.0%        $  58,592        100.0%

  Operating expenses:
   Compensation, benefits, other
     operating and administrative.    32,482          82.5           49,378         93.6            50,533         86.2
   Depreciation and amortization.        930           2.4            2,148          4.1             2,710          4.6
                                    --------     ---------        ---------    ---------         ---------    ---------
     Operating income............   $  5,965          15.1%       $   1,216          2.3%        $   5,349          9.2%
                                    ========         =====        =========         ====         =========         ====

Total segment revenue............   $127,078                      $ 153,197                      $ 177,167
Intersegment revenue eliminations.      (160)                        (1,370)                        (1,200)
                                    --------                        -------                      ---------
   Total revenue.................   $126,918                      $ 151,827                      $ 175,967
                                    ========                      =========                      =========

Total segment operating expenses.   $109,063                      $ 133,081                      $ 150,266
Intersegment operating expenses..       (160)                        (1,370)                        (1,200)
                                    --------                      ---------                      ---------
    Total operating expenses.....   $108,903                      $ 131,711                      $ 149,066
                                    ========                      =========                      =========

    Total operating income.......   $ 18,015                      $  20,116                      $  26,901
                                    ========                      =========                      =========


     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

        CONSOLIDATED RESULTS

        Total Revenue. The Company's total revenue grew $24.1 million, or 15.9%, to $176.0 million in 1996 from $151.8 million in 1995. In general, the strong United States economy in 1996 and a lack of new construction since the early 1990s have resulted in tightening supplies and rising rental rates for commercial real estate in the United States. Accordingly, the amount of public and private capital invested in commercial real estate generally has increased with improving market conditions. These conditions have resulted in revenue growth for all three of the Company s business segments.

        Operating Expenses. The Company's operating expenses increased $17.4 million, or 13.2%, to $149.1 million in 1996 from $131.7 million in 1995. The increase in operating expenses generally reflected higher levels of compensation and benefits associated with increased staffing and higher incentive compensation associated with the Company's increased revenue. In addition, depreciation and amortization expenses increased $1.2 million, or 27.7%, primarily as a result of amortization of goodwill and other intangibles associated with the acquisition of CIN Property Management in October 1996 (which are being amortized over five to 20 years) and depreciation expense associated with the Company's investment in technology-related assets and the relocation of its corporate headquarters. As a percentage of total revenue, operating expenses declined to 84.7% in 1996 from 86.8% in 1995, primarily reflecting the relatively fixed nature of certain administrative expenses as well as the impact in 1995 of the $1.9 million provision for the estimated uncollectible portion of a receivable from Diverse Real Estate Holdings Limited Partnership ("Diverse"). See "Certain Transactions."

        Operating Income. Based on the factors noted above, the Company's operating income increased $6.8 million, or 33.7%, to $26.9 million in 1996 from $20.1 million in 1995. As a percentage of total revenue, operating income increased to 15.3% in 1996 from 13.2% in 1995.

        Interest Expense. Interest expense increased $1.9 million, or 50.6%, to $5.7 million in 1996 from $3.8 million in 1995, principally as a result of increased borrowings under the Long-Term Facility to fund the CIN Property Management acquisition, technology and infrastructure investments and co-investments.

        Provision for Income Taxes. Provision for income taxes increased $.7 million, or 139%, to $1.2 million in 1996 from $.5 million in 1995, due to an increased volume of transactions performed in jurisdictions with higher state taxes and increased foreign taxes paid in connection with international operations.

        Net Earnings. Net earnings increased $4.2 million, or 26.3%, to $20.0 million in 1996 from $15.8 million in 1995. Net earnings in 1996 represented 11.3% of total revenue, compared with 10.4% in the previous year.

        SEGMENT OPERATING RESULTS

        Management Services. The Management Services segment's revenue, which represented approximately 40.7% of the Company's total revenue in 1996, increased $8.7 million, or 13.8%, to $71.9 million in 1996 from $63.2 million in 1995. This increase was primarily due to a $4.3 million increase in property management and leasing fees and a $3.2 million increase in facility management revenue. Property management and leasing fees increased as a result of the net addition of approximately six million square feet of new property management and leasing assignments in 1996 and, to a lesser extent, rising rental rates for office buildings generally. The increase in facility management fees was principally due to the initiation of a major new facility management assignment and increased incentive-based fees related to cost savings achieved for facility management accounts added in prior years. The Company's property management and leasing revenue was impacted by a $.6 million decline in revenue related to the sale of certain commingled fund properties. Total revenue from property management and leasing services provided to commingled fund properties in 1996 was $11.9 million compared to $12.5 million in 1995.

        Operating expenses increased $9.1 million, or 17.4%, to $61.1 million in 1996 from $52.1 million in 1995 as a result of increased staffing levels to meet the demands associated with an expansion of square feet under management. In addition, the segment incurred approximately $2.0 million of incremental expenses associated with an increased commitment of senior personnel to the national leasing effort. This effort included an expansion in selected regional markets resulting in approximately $1.0 million of relocation and recruiting costs. The segment also incurred approximately $.7 million in consulting fees to enhance client service and information reporting for property management assignments and in training costs expended on new technology implemented in 1996 regarding tenant request and other systems. Operating income decreased by $.4 million, or 3.2%, to $10.7 million in 1996 from $11.1 million in 1995. The Management Services segment's operating income represented 39.9% of the Company's total operating income in 1996. As a percentage of segment revenue, operating income decreased to 14.9% in 1996 from 17.6% in 1995.

        Corporate and Financial Services. The Corporate and Financial Services segment's revenue, which represented about 26.5% of the Company's total revenue in 1996, increased $9.4 million, or 25.2%, to $46.7 million in 1996 from $37.3 million in 1995. This record revenue resulted primarily from an $8.2 million increase in revenue from the Company's tenant representation business. A number of significant tenant representation transactions and a series of transactions generated from a new facility management client accounted for the majority of the increased tenant representation revenue. The tenant representation business completed 257 transactions totaling over 6.7 million square feet in 1996 compared to 132 transactions and 3.6 million square feet in 1995. Approximately 79% of tenant representation revenue in 1996 was generated from strategic alliances with large corporations or professional service firms.

        Operating expenses for the Corporate and Financial Services segment increased $6.4 million, or 21.7%, to $35.9 million in 1996 from $29.5 million in 1995, principally as a result of higher staffing levels to meet the higher levels of activity throughout the year and as a result of increased incentive compensation earned by employees. The Corporate and Financial Services segment's operating income, which represented 40.2% of the Company's total operating income in 1996, increased $3.0 million in 1996, or 38.6%, to $10.8 million in 1996 from $7.8 million in 1995. As a percentage of segment revenue, operating income increased to 23.1% in 1996 from 20.9% in 1995.

        Investment Management. The Investment Management segment's revenue, which represented 33.3% of the Company's total revenue in 1996, increased $5.9 million, or 11.1%, to $58.6 million in 1996 from $52.7 million in 1995. The net gain in revenue was primarily attributable to growth in the Company's European advisory business resulting from the CIN Property Management acquisition in October 1996, and, to a lesser extent, the increase in assets under management from the Company's co-investment activities and the Company's securities advisory business. Strong fundamentals in the publicly traded real estate securities markets during 1996, and the resulting capital inflows to this sector, contributed to the growth in the Company's securities advisory business.

        Revenue was negatively impacted by a $1.0 million decline in investment management fees from the Company's four large commingled funds in 1996, as a result of the sale of several commingled fund assets during the year. The funds had a net asset value of $726 million at the end of 1996, compared to $983 million at the end of 1995. Investment Management segment revenue from these funds, which totaled $5.9 million in 1996, will continue to decline as substantially all of the remaining properties are expected to be sold by the end of 1998.

        Operating expenses increased $1.7 million, or 3.3%, to $53.2 million in 1996 from $51.5 million in 1995. The increase is primarily attributable to additional operating expenses and amortization of goodwill and intangible assets associated with the acquisition of CIN Property Management totaling $2.6 million and, to a lesser extent, to employee relocation costs totaling $1.2 million. The 1996 increase in expenses was offset by $2.0 million in certain one-time expenses incurred in 1995 related to the reorganization of this segment.

        Operating income, which represented 19.9% of the Company's total operating income in 1996, increased $4.1 million to $5.3 million in 1996 from $1.2 million in 1995. As a percentage of segment revenue, operating income increased to 9.2% in 1996 from 2.3% in 1995.


     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

        CONSOLIDATED RESULTS

        Total Revenue. Total revenue increased $24.9 million, or 19.6%, to $151.8 million in 1995 from $126.9 million in 1994. The revenue increase resulted from the full year effect of the acquisition of ABKB s securities and advisory business in late 1994 and from revenue growth in the Management Services segment s leasing and facility management activities. The Company's revenue growth also reflected improvements in both general economic conditions and in real estate industry fundamentals.

        Operating Expenses. The Company's operating expenses increased $22.8 million, or 20.9%, to $131.7 million in 1995 from $108.9 million in 1994. As a percentage of total revenue, operating expenses increased to 86.8% in 1995 from 85.8% in 1994. The increase in operating expenses was attributable primarily to a $13.1 million increase in compensation and benefits expenses, an $8.3 million increase in other operating and administrative expenses and, to a lesser extent, a $1.4 million increase in depreciation and amortization expense. The increase in compensation and benefits expenses reflected the effect of the ABKB acquisition in late 1994 and higher levels of employee incentive compensation associated with certain segments exceeding their operating income objectives. The increase in other operating and administrative expenses was primarily attributable to the effect of the ABKB acquisition and, to a lesser extent, to certain one-time costs and the $1.9 million provision for the uncollectible portion of the Company's long-term receivable from Diverse. The increase in depreciation and amortization expense principally resulted from the full-year effect of the amortization of the intangible assets arising from the acquisition of ABKB in late 1994. The $9.4 million in intangibles recognized in that transaction are being amortized over a 10 year period. In 1994, operating expenses included a $4.2 million charge related to the commitment to relocate the Company's headquarters, which charge was allocated to all of the Company's business segments, principally on a head-count basis.

        Operating Income. Operating income increased $2.1 million, or 11.7%, to $20.1 million in 1995 from $18.0 million in 1994. As a result of the factors noted above, as a percentage of total revenue, operating income represented 13.2% in 1995 compared to 14.2% in 1994.

        Interest Expense. Interest expense declined to $3.8 million in 1995 from $5.2 million in 1994 and is substantially attributable to the $14.1 million principal payment made on the Dai-ichi Notes in late 1994.

        Net Earnings. Net earnings increased $3.5 million, or 28.5%, to $15.8 million in 1995 from $12.3 million in 1994. Net earnings represented 10.4% of total revenue, compared with 9.7% in 1994.


        SEGMENT OPERATING RESULTS

        Management Services. The Management Services segment's revenue, which represented 40.7% of the Company's total revenue in 1995, increased $10.5 million, or 20.0%, to $63.2 million in 1995 from $52.6 million in 1994. Facility management revenue increased $4.3 million as the Company obtained over 17.5 million square feet of new assignments. Improving leasing markets drove leasing revenue to record levels in 1995, with leasing revenue increasing $4.2 million over 1994 levels. Property management fees also increased $1.6 million to $34.0 million, principally as a result of new assignments.

        Operating expenses increased $4.7 million, or 10.0%, to $52.1 million in 1995 from $47.3 million in 1994, primarily as a result of increased staffing levels to support new assignments in addition to expanded marketing costs associated with promoting the Company's facilities management initiative. As a percentage of revenue, operating expenses decreased to 82.4% in 1995 from 89.9% in 1994 primarily as a result of higher than normal corporate overhead expenses incurred in 1994 as a result of the Management Services segment's allocation of the headquarters relocation charge. The Management Services segment's operating income, which represented 55.1% of the Company's total operating income in 1995, increased $5.8 million, or 110%, to $11.1 million in 1995 from $5.3 million in 1994. As a percentage of segment revenue, operating income increased to 17.6% in 1995 from 10.0% in 1994.

        Corporate and Financial Services. The Corporate and Financial Services segment's revenue, which represented approximately 24.6% of the Company's total revenue in 1995, increased $2.2 million, or 6.3%, to $37.3 million in 1995 from $35.1 million in 1994. The revenue growth resulted from $3.7 million of increased revenue from tenant representation activities. The tenant representation business completed 132 transactions totaling 3.6 million square feet in 1995, compared with 98 transactions totaling 3.8 million square feet in 1994. Although the total square footage of transactions in 1995 was slightly less than in 1994, revenue per square foot increased due to a concentration of activity in cities with higher average rents.
   Revenue gains were offset principally by decreased revenue from its investment banking activities. The reduction in the Company's investment banking revenue was primarily attributable to senior personnel being dedicated to the development of new products and initiatives in 1995, including CMBS and hotel investments, rather than new business development.

        Operating expenses increased $1.2 million, or 4.2%, to $29.5 million in 1995 from $28.3 million in 1994. As a percentage of revenue, operating expenses represented 79.1% in 1995 compared to 80.7% in 1994. The 1994 operating expenses for this segment were adversely affected by the one-time allocation of the headquarters relocation charge. The Corporate and Financial Services segment's operating income, which represented 38.8% of the Company's total operating income in 1995, increased $1.0 million in 1995, or 15.2%, to $7.8 million in 1995 from $6.8 million in 1994. The increase was a result of the strengthening of the real estate market, increased tenant representation fees and the investment in a commercial land and residential development entity. As a percentage of segment revenue, operating income increased to 20.9% in 1995 from 19.3% in 1994.

        Investment Management. The Investment Management segment's revenue, which represented 34.7% of the Company's total revenue in 1995, increased $13.4 million, or 33.9%, to $52.7 million in 1995 from $39.4 million in 1994. The substantial majority of the increase in revenue was associated with the ABKB acquisition, partially offset by a $7.0 million decrease in commingled fund revenue. This decline in commingled fund revenue was primarily attributable to the voluntary reduction in fees in 1995, as well as sales of real estate assets held by such funds. In addition, as a result of the downturn in real estate markets, commingled fund advisory fees, which are calculated as a percentage of real estate net asset value ("NAV"), declined because of such reductions in property NAVs.

        Operating expenses increased $18.1 million, or 54.2%, to $51.5 million in 1995 from $33.4 million in 1994. The substantial majority of the increase is associated with the ABKB acquisition and the amortization of the related goodwill and intangible assets in addition to certain one-time expenses incurred in 1995 totaling $2.0 million related to the restructuring of this segment. As a percentage of revenue, operating expenses increased to 97.7% in 1995 from 84.9% in 1994. The Investment Management segment's operating income, which represented 6.0% of the Company's total operating income in 1995, decreased $4.7 million to $1.2 million in 1995 from $6.0 million in 1994. As a percentage of segment revenue, operating income decreased to 2.3% in 1995 from 15.1% in 1994.


   QUARTERLY RESULTS OF OPERATIONS

        The following table sets forth certain unaudited combined statements of operations data for each of the Company's last eight quarters. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The unaudited combined quarterly information should be read in conjunction with the Predecessor Partnerships' Combined Financial Statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.



                                                  1995                                        1996
                                -----------------------------------------   ------------------------------------------
                                 MARCH 31    JUNE 30   SEPT. 30    DEC. 31   MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                 --------    -------   --------    -------   --------    -------   --------    -------
Revenue(1):

Management Services............ $ 11,782   $ 13,777   $ 13,697   $ 22,526   $ 12,013   $ 14,832   $ 18,384   $ 26,440
Corporate and Financial
   Services....................    3,302      6,336      9,880     17,785      4,962      6,273      9,199     25,272
Investment Management..........   11,336     12,693     13,105     15,608     11,360     12,466     11,979     22,787
                                --------   --------   --------   --------   --------   --------   --------   --------
Total revenue.................. $ 26,420   $ 32,806   $ 36,682   $ 55,919   $ 28,335   $ 33,571   $ 39,562   $ 74,499

Operating expenses:
Compensation and benefits...... $ 21,489   $ 22,352   $ 22,145   $ 25,197   $ 23,327   $ 24,346   $ 24,995   $ 32,005
Other operating and
   administrative (1)..........    7,083      8,702      8,467     12,036      7,052      9,831     10,088     12,006
Depreciation and
   amortization................    1,003      1,057      1,052      1,128      1,111      1,134      1,169      2,002
                                --------   --------   --------   --------   --------   --------   --------   --------
Operating income (loss)........ $ (3,155) $     695   $  5,018   $ 17,558   $ (3,155)  $ (1,740)  $  3,310   $ 28,486
Interest expense...............      941        948        959        958        937      1,104      1,944      1,745
Income tax provision (benefit).     (127)        (8)       126        514       (233)      (162)        78      1,524
                                --------   --------   --------   --------   --------   --------   --------   --------

Net earnings (loss)............$  (3,969) $    (245)  $  3,933   $ 16,086   $ (3,859)  $ (2,682)  $  1,288   $ 25,217
                               ========== =========   ========   ========   ========   ========   ========   ========

EBITDA(2)...................... $ (2,152)  $  1,752   $  6,070   $ 18,686   $ (2,044) $    (606)  $  4,479   $ 30,488
                                ========   ========   ========   ========   ========  ==========  ========   ========

        The following table sets forth the above quarterly financial information as a percentage of total revenue:


                                                  1995                                        1996
                                -----------------------------------------   ------------------------------------------
                                 MARCH 31    JUNE 30   SEPT. 30    DEC. 31   MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                 --------    -------   --------    -------   --------    -------   --------    -------
Revenue (1):

Management Services............    44.6 %     42.0 %     37.3 %     40.3 %     42.4 %     44.2 %     46.5 %     35.5 %
Corporate and Financial
  Services.....................    12.5       19.3       26.9       31.8       17.5       18.7       23.3       33.9
Investment Management..........    42.9       38.7       35.7       27.9       40.1       37.1       30.3       30.6
                                 ------     ------     ------     ------     ------     ------     ------     ------
Total revenue..................   100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0%     100.0 %    100.0 %

Operating expenses:
Compensation and benefit.......    81.3 %     68.1 %     60.4 %     45.1 %     82.3 %     72.5 %     63.2 %     43.0 %
Other operating and
   administrative (1) .........    26.8       26.5       23.1       21.5       24.9       29.3       25.5       16.1
Depreciation and
   amortization................     3.8        3.2        2.9        2.0        3.9        3.4        3.0        2.7
                                 ------     ------     ------     ------     ------     ------     ------     ------
Operating income (loss)........   (11.9)%      2.1 %     13.7 %     31.4 %  (11.1)%     (5.2)%        8.4 %     38.2 %
Interest expense...............     3.6        2.9        2.6        1.7        3.3        3.3        4.9        2.3
Income tax provision
   (benefit)...................  (0.5)         0.0        0.3        0.9     (0.8)      (0.5)         0.2        2.0
                                 ------     ------     ------     ------    -------     ------     ------     ------
Net earnings (loss)............ (15.0)%       (0.7)%     10.7 %     28.8 %  (13.6)%     (8.0)%        3.3 %     33.8 %
                                 ======     ======     ======     ======    ======     ======      ======     ======

EBITDA (2).....................  (8.1)%        5.3 %     16.5 %     33.4 %   (7.2)%     (1.8)%       11.3 %     40.9 %
                                 ======     ======     ======     ======  =======     ======       ======     ======

   ______________
   (1)          Excludes intersegment revenue and intersegment expense.
   (2) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. EBITDA is widely used in the real estate industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP; (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity.



        Segment Revenue. A substantial majority of Management Services revenue reflects property and facility management fees earned evenly throughout the year. However, fourth quarter revenue is generally higher due to higher levels of leasing fees earned in the fourth quarter as well as incentive fees earned under performance-based agreements. Corporate and Financial Services revenue has historically increased from quarter to quarter in a given year with the largest proportion of transactions being completed in the fourth quarter, consistent with the industry. Investment Management revenue is generally earned evenly throughout the year with the fourth quarter 1996 revenue reflective of the CIN Property Management acquisition in October 1996.

        Operating Expenses. Bonus accruals are made as revenue is earned; consequently, fourth quarter compensation and benefit expenses track the higher level of revenue generated in the fourth quarter. Other operating and administrative expenses are generally relatively consistent throughout the year.

        LIQUIDITY AND CAPITAL RESOURCES

        Net cash flows provided by operations totaled $14.0 million for 1996 compared to $13.6 million for 1995 and $24.6 million for 1994. The primary element of change in these years is the increase in receivables, which can be attributed to the significant increase in leasing commissions being generated in the fourth quarter of each year for both the Management Services and Corporate and Financial Services segments. Fees recognized from lease transactions are typically collected half when the lease is executed and half when the space is occupied with occupancy generally occurring between six and 12 months after the lease execution. These increases have been partially offset by steady increases in accounts payable and accrued compensation which is also attributable to the increase in fourth quarter revenue generation.

        Since 1993, the Company has invested or committed approximately $30 million (which has been reduced by approximately $16.3 million through subsequent dispositions of a portion of these investments and through sales of participations in these investments to employees and others) in over 30 separate properties or funds. In addition to its share of investment returns, the Company typically earns property management, leasing, and advisory fees on these investments. The equity earnings from these co-investments have had a relatively small impact on the Company's current earnings and cash flow. However, this impact will increase as such existing co-investments are sold over the next several years, and as the Company's co-investment activity accelerates following the Offering.

        Net cash used in investing activities was $32.5 million in 1996, compared to $5.7 million in 1995. The increase was attributable to the acquisition of CIN Property Management for $15.7 million, as well as increases in co-investment activity, expenditures on furniture and fixtures at the Company's new corporate headquarters and increased investments in technology. Net cash used in investing activities was $5.7 million in 1995, compared to $4.9 million in 1994. Net co-investment activity in 1995 was $2.0 million lower than in the prior year; however, capital investments in technology in 1995 were $2.8 million higher than in 1994. As of December 31, 1996, the Company had unfunded commitments for existing co-investments of $2.3 million.

        Historically, the Company has financed its operations, acquisitions and co-investments with internally generated funds, partnership equity and borrowings under revolving credit facilities. In September 1996, the Company replaced its $30 million revolving line of credit with a $70 million credit agreement terminating on September 6, 1999. The agreement consists of a short-term facility and the Long-Term Facility totaling $30 million and $40 million, respectively. The agreement is secured by certain of the Company's receivables, fixed assets and investments in ventures. The Company must maintain a certain level of net worth and earnings before interest, taxes, depreciation and amortization, and is prohibited, without the lenders' prior approval, from incurring certain indebtedness (including certain levels of indebtedness in connection with co-investments), guaranteeing certain obligations or disposing of a significant portion of its assets. The facilities bear variable rates of interest based on market rates.

        The short-term facility is a revolving line of credit which must be paid down annually for a 30-consecutive-day period and is restricted as to use for general business purposes. Amounts outstanding on the short-term facility at December 31, 1996 totaled $6.5 million. The Long-Term Facility is limited in use to investments in real estate ventures, business acquisitions and certain capital expenditures, subject to lender approval. Principal payments on borrowings under the Long-Term Facility are payable annually on June 15 for amounts outstanding as of March 31 based on a defined amortization schedule. Principal payments made on June 15 of each year increase the available balance on the facility from which to borrow. Amounts outstanding on the Long-Term Facility as of December 31, 1996, totaled $27.4 million.

        At December 31, 1996, the Company also had outstanding $37.2 million in subordinated debt owed to affiliates of Dai-ichi in the form of $6.2 million in Class A Notes and $31 million in Class B Notes (the "Dai-ichi Notes"), each bearing interest at 10% payable annually on December 31st. Principal payments on the Class A Notes are $3.1 million due on June 30, 1997 and 1998. Principal payments on the Class B Notes are due in ten equal payments of $3.1 million on June 30th of each year beginning in 1999. The Notes are prepayable without
   penalty.   In 1994, a principal repayment of $14.1 million was made on the Class A Notes with capital contributions received in connection with the ABKB acquisition.

        Net cash provided by (used in) financing activities was $17.2 million in 1996, compared to ($12.4) million in 1995. Borrowings under the Long-Term Facility in 1996 were used to fund the acquisition of CIN Property Management, the increase in co-investment activity, and infrastructure investments. Net cash used in financing activities was $12.4 million in 1995, compared to $12.0 million in 1994. Distributions to partners increased by $3.0 million in 1995, compared to 1994.

        Upon completion of the Offering, the Company intends to repay an aggregate of approximately $37.2 million of indebtedness outstanding
   under the Dai-ichi Notes.   The remaining proceeds will be used to
   repay the indebtedness outstanding under the Long-Term Facility. After the existing long-term debt is paid, the Company plans to increase its long-term debt periodically in order to continue to pursue international expansion, strategic acquisitions and co-investments. See "Use of Proceeds."

   DISPOSITION

        On December 31, 1996, the Company completed the sale of its construction management business to a former member of the Company's management. This business, which specializes in the interior build-out of office and retail space for tenants in the Chicago and Los Angeles markets, had 1996 revenue, which are shown net of related expenses on the Company's combined statements of earnings, of $1.3 million. The business was sold in exchange for a note of $9.1 million. The note, which is secured by the current and future assets of the business, is due December 31, 2006. For financial reporting purposes, the Company has not treated the transaction as a divestiture. Principal and interest to be received under the note will be treated as a reserve, if necessary, for any anticipated financial exposure under the terms of the asset purchase agreement, with the remainder recognized as income as principal and interest payments are received.

   INFLATION

        The Company's operations are directly affected by various national and economic conditions, including interest rates, the availability of credit to finance real estate transactions and the impact of tax laws. To date, the Company does not believe that general inflation has had a material impact on its operations, as revenue, commissions and other variable costs related to revenue are primarily impacted by real estate supply and demand rather than general inflation.

   OTHER MATTERS

        In connection with the Offering and the Incorporation Transactions, the Company will become subject to Federal and additional state and local income taxes as it converts from partnership to corporate form. Concurrently with the Incorporation Transactions, the Company will record a deferred tax asset and a corresponding tax benefit in its statement of earnings in accordance with the provisions of SFAS No. 109. Had such amount been recorded as of December 31, 1996, the effect would have been approximately $.8 million inclusive of certain state and local deferred tax assets recorded on a historical basis.


                                  BUSINESS

   COMPANY OVERVIEW

        LaSalle Partners is a leading full-service real estate firm that provides management services, corporate and financial services and investment management services to corporations and other real estate owners, users and investors worldwide. By offering a broad range of real estate products and services, and through its extensive knowledge of domestic and international real estate markets, the Company is able to serve as a single source provider of solutions for its clients' full range of real estate needs. The Company holds a leading market position in each of its primary businesses. For example, the Company believes it is the largest property manager of office buildings in the United States, one of the largest outsource service providers for corporate occupied facilities and the third largest manager of institutional equity capital invested in domestic real estate assets and securities. The Company is also the fourth largest manager of institutional real estate equity investments in the United Kingdom. Founded in 1968, the Company is headquartered in Chicago, Illinois, and maintains corporate offices in 17 United States cities and four international markets. The Company also maintains over 300 property and other offices throughout the United States. In 1996, the Company generated total revenue of $176.0 million and earnings before interest, taxes, depreciation and amortization of $32.3 million, representing an increase of 15.9% and 32.7%, respectively, from the prior year's results.

        To meet the diverse needs of its clients, the Company provides its full range of real estate services through three principal business groups: Management Services, Corporate and Financial Services and Investment Management. The Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Corporate and Financial Services group provides tenant representation services, investment banking services and land acquisition and development services. The Investment Management group provides real estate investment management services to institutional investors, corporations and high net worth individuals.

        On April 22, 1997, Galbreath, a property management, facility management and development management company, was merged with the Company. Based on the 1996 CPN Survey, the combination of Galbreath and the Company would have ranked the Company as the third largest property manager in the United States. The merger expands the Company's geographic presence, adds additional client relationships and offers the potential for significant economic synergies with the Company's Management Services group. As a result of the merger, the Company assumed management responsibility for an additional 71 million square feet of commercial space.

   COMPETITIVE ADVANTAGES

        The Company believes that it has several competitive advantages which have established it as a leader in the real estate services and investment management industries. These advantages include the
   Company's:

        * Relationship Orientation. The Company's client-driven focus enables the Company to develop long-term relationships with owners and users of real estate. By developing such relationships, the Company generates repeat business and creates recurring revenue sources; 87% of the Company's 1996 revenue was derived from clients for which the Company provided services in prior years. The Company's relationship orientation is supported by an employee compensation system which is unique in the real estate industry. LaSalle Partners compensates its professionals with a salary, bonus and stock ownership plan which is designed to reward client relationship building, teamwork and quality performance, rather than on a commission basis which is typical in the industry.

        * Full Range of Services. By offering a wide range of high quality, complementary services, the Company can combine its services to develop and implement real estate strategies that meet the increasingly complex needs of its clients. The Company's product and service capabilities include property management and leasing, facility management, development management, tenant representation, investment banking, land acquisition and development, and investment management.

        * Geographic Reach. With 17 corporate offices and over 300 property and other offices throughout the United States, LaSalle Partners possesses in-depth knowledge of local markets and can provide its full range of real estate services throughout the country. In addition, the Company's four international offices give the Company the ability to serve its clients' needs in key international markets. The international offices also serve as the platform from which the Company will expand its international presence.

        * Reputation. The Company is widely recognized by large corporations and institutional owners and users of real estate as a provider of high quality, professional real estate services and investment management products. The Company believes its name recognition and reputation for quality services are significant advantages when pursuing new business opportunities.

        * Experienced Management/Employee Equity Incentives. The Company's senior management team has an average of approximately 18 years of experience in the real estate services industry and, with the exception of Lizanne Galbreath who joined the Company on April 22, 1997 in connection with the Galbreath merger, has been with LaSalle Partners for an average of approximately 16 years. The Company uses equity-based incentive compensation and bonus plans and minimum stock ownership guidelines to foster employee commitment and align employee and stockholder interests. Following the Offering,
          the Company's senior management team will indirectly own   %
          of the outstanding Common Stock and total employee ownership
          will be   %.

   INDUSTRY TRENDS

        The real estate services industry is emerging from the severe downturn in the real estate markets in the early 1990s. Strong improvements in commercial real estate fundamentals -- supply, demand, vacancy and rental rates -- have contributed to increased property values. The Company believes that the recovery of the real estate markets and the trends described below provide growth opportunities for the Company.

        CONSOLIDATION

        The real estate services industry is highly fragmented. For example, the top 10 property managers (based on square footage) manage less than 4% and the top 50 property managers manage less than 7% of the 61 billion total square feet of commercial property (industrial, office and retail) located in the United States. Many large real estate service firms engaged in the property management business, including the Company, believe that, as a result of substantial existing infrastructure investments and the ability to spread fixed costs over a broader base of business, it is possible to recognize incrementally higher margins on property management assignments as the amount of square footage under management increases. The advantages of scale in the property management business, including the ability to provide higher quality service at a lower cost to the user, has led to a significant consolidation trend among real estate service providers.

        In addition, large users of commercial real estate services have recently demonstrated a desire to use a smaller number of real estate firms capable of providing a full range of services across multiple geographic markets. The ability to offer a full range of services requires significant corporate infrastructure investment, including information technology and personnel training. Smaller regional and local real estate service firms, with limited resources, are less able to make such investments.

        GROWTH OF OUTSOURCING

        In recent years, outsourcing of professional real estate services has increased substantially as corporations have focused corporate resources, including capital, on their core competencies. In addition, public and other non-corporate users of real estate, such as government agencies and health and educational institutions, have begun outsourcing real estate activities as a means of reducing costs. As a result, there are significant growth opportunities for firms that can provide integrated real estate services across many geographic markets.

        ALIGNMENT OF INTERESTS OF INVESTORS AND INVESTMENT MANAGERS

        As a result of recovering real estate markets, institutional investors have increased their allocation of investment capital to real estate and many investors have shown a desire to commit their capital to investment managers willing to co-invest with them on specific investments. In addition, investors are increasingly requiring that the fees paid to investment managers be more closely aligned with investment performance. As a result, the Company believes that those investment managers with co-investment capital will have an advantage in attracting real estate investment capital. Co-investment brings with it the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such investments.

   INCREASING DEMAND FOR GLOBAL SERVICES; GLOBALIZATION OF CAPITAL FLOWS

        As many United States corporations have pursued growth opportunities in international markets, they have increased their demand for global real estate services, such as facility management, tenant representation and development management. The Company believes that this trend will favor those real estate service providers with the capability to provide services in key international markets. Additionally, real estate capital flows have become more global as foreign investors have invested in United States assets, and United States investors have sought international real estate investment opportunities. This trend has created new markets for investment managers that can facilitate international real estate capital flows and can execute cross-border real estate transactions.

   GROWTH STRATEGY

        Following the Offering, the Company intends to use its increased financial flexibility to pursue its growth strategy, which is designed to capitalize on existing client relationships and emerging industry trends. Key components of the growth strategy include the following:

        EXPANDING CLIENT RELATIONSHIPS

        Based on its ability to deliver high quality real estate services, the Company has been able to successfully leverage discrete client assignments into more comprehensive relationships utilizing some or all of its business groups. Current industry trends, particularly improving real estate markets and the increased outsourcing of real estate services, provide a favorable environment for the Company to increase the scope of its current client relationships and to develop new relationships through its broad array of services. The Company's business groups identify new clients and markets and pursue opportunities to sell the products and services of many of the Company's business units. The Company's Client Services Group, which is a dedicated firm-wide marketing organization, acts as a catalyst in assisting Company professionals in all groups in marketing multiple services of the firm to existing and prospective clients.

        BROADENING INTERNATIONAL PRESENCE

        To take advantage of the trend toward globalization of real estate capital sources and investment opportunities and the international business expansion of many of its corporate clients, the Company intends to expand its existing international operations and enter new international markets. This expansion is expected to include the opening of new international offices and may include selective acquisitions of international real estate services companies. In order to serve its clients' increasingly global real estate needs, and to pursue new business opportunities, the Company has opened offices in London, Paris, Mexico City and Beijing. The Company intends to use these international offices to serve as a platform from which the Company will expand its international presence.

        SELECTIVELY PURSUING STRATEGIC ACQUISITIONS

        The Company intends to selectively pursue acquisition targets to expand its capability to serve clients and strengthen its position as an industry leader. The expected benefits of such acquisitions include expanding and enhancing its product and service offerings, broadening its geographic market coverage or generating economies of scale. The Company will only pursue acquisitions which meet its standards for quality of service and are compatible with the Company's culture. Consistent with this strategy, the Company acquired the assets of ABKB, a domestic real estate investment management business, in late 1994 and CIN Property Management, an investment management business in the United Kingdom, in late 1996. Through these acquisitions, the Company added over $5 billion to its assets under management, extended the Company's securities advisory capabilities and established the Company as one of the largest managers of real estate investment equity capital in the United Kingdom. More recently, in April 1997, Galbreath, a national property management company with 71 million square feet under management, merged with the Company. This merger expands the Company's market presence in Ohio, Pennsylvania, New York, Florida and other key markets and offers the potential for significant economic synergies with its Management Services group.

        PURSUING CO-INVESTMENT OPPORTUNITIES

        The Company intends to accelerate its strategy of co-investing with its investment management clients, to take advantage of recovering real estate markets. As of December 31, 1996, the Company had a total net investment of $13.7 million in 33 separate property or fund co-investments. The acquisition cost of the properties acquired through these co-investments exceeds $1.0 billion. Existing co-investments consist primarily of office and hotel properties purchased within the last three years.

        The Company's co-investment strategy is supported by its broad fundamental real estate research capabilities, which include identifying trends in geographic regions and property types. The Company's extensive knowledge of local markets drawn from each of its business segments facilitates the identification and evaluation of specific investment opportunities. Co-investments provide the Company with the opportunity to participate in any returns generated by such investments and provide services related to the acquisition, financing, property management, leasing and disposition of such investments. As a result of the Offering, the Company will have additional financial flexibility to pursue its co-investment strategy.

   BUSINESS SEGMENTS

        The Company serves its clients through its three principal business groups.

        MANAGEMENT SERVICES

        The Company's Management Services group develops and implements property level strategies to increase investment value for real estate owners and optimize occupancy costs for corporate owners and users of real estate. The Management Services group provides three primary service capabilities: (i) property management and leasing for property owners ("Property Management and Leasing Services"); (ii) facility management for properties occupied by corporate owners and users ("Facility Management Services"); and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities ("Development Management Services"). As of December 31, 1996, the Management Services group had responsibility for approximately 132 million square feet of commercial space. In 1996, the Management Services group generated revenue of $71.9 million and operating income of $10.7 million, representing approximately 41% of the Company s total revenue and approximately 40% of the Company's total operating income.

        Based on the 1996 CPN Survey, the Company is the largest property manager of office buildings in the United States and is the eighth largest property manager in the United States overall. As a result of the merger of Galbreath with the Company, the Management Services group assumed management responsibility for approximately 71 million additional square feet of primarily office and industrial space. Including Galbreath, the Company would have ranked as the third largest property management firm in the 1996 CPN Survey.

     [Bar graph depicting the Management Services group's total square footage under management for the period 1992-1996]

        Property Management and Leasing Services. Active since 1978, the Company's Property Management and Leasing Services group operates, markets and leases commercial real estate. The Company was a pioneer in the development of value-creating property management services.
   The Company's goal is to enhance its clients' property values through aggressive day-to-day management focused on maintaining high levels of occupancy and tenant satisfaction, while lowering the operating costs of such properties. The Company's Property Management and Leasing Services unit generated approximately $52.3 million in revenue in 1996.

        Prior to the merger of Galbreath with the Company, the Company represented more than 70 property owners, providing on-site Property Management and Leasing Services for approximately 170 office, retail, mixed-use and industrial properties, in 29 of the country's largest markets. During 1996, leasing professionals completed over 1,200 lease transactions totaling approximately 10 million square feet. As a result of the merger of Galbreath with the Company, the Company assumed management responsibility for over 200 additional properties in five additional markets for over 20 new institutional real estate owners.

        The Company provides property management or leasing services, or both, for many well-known buildings, including the Amoco Building in Chicago, the Citicorp Center in New York, and the Transamerica Building in San Francisco. While major office buildings represent the Company s most visible assignments, the Company is also active in the management of retail projects, industrial real estate, mid-size assets of all types and portfolios of smaller properties. The clients of the Company s Property Management and Leasing Services unit include domestic and international pension funds, the Company's own investment funds and third-party corporate and institutional investment clients. Representative clients served in 1996 included The Allstate Corporation, Amoco Corporation, Lincoln National Corporation, Mitsui Fudosan Co. Ltd. and Transamerica Corporation.

        Consolidation among property management and leasing companies, in combination with improving leasing markets, provides significant opportunities for the Company. Since the fee arrangements for most of the Company's Property Management and Leasing Services assignments are largely dependent on property revenues, the Company has benefited from the national recovery in commercial real estate markets. This recovery has been characterized by rising average commercial rental and occupancy rates during the 1993-1996 time period.

        The Company intends to expand its Property Management and Leasing Services unit through a combination of targeted marketing initiatives and acquisitions. The Company believes that its established infrastructure and its reputation for high quality service make the Company an attractive potential acquiror to many smaller local, regional and national property management firms. The marketing efforts of the Property Management and Leasing Services unit are directed toward pursuing new third-party management assignments, expanding the Company's relationships with existing clients and capitalizing on new business opportunities that may arise from the Investment Management group's initiatives, such as implementation of its co-investment strategy. As of December 31, 1996, approximately 59% of the Company s 63 million square foot Property Management and Leasing Services portfolio was composed of assets owned by unrelated third party clients and approximately 41% was composed of assets managed for clients for which LaSalle Partners also provides investment advisory services. The Company believes that during the next several years, this business mix will become increasingly weighted toward assets owned by unrelated third-parties, with a decreasing emphasis on assets owned in the Company s existing investment funds, as many of the commingled funds created by the Company in the 1980s reach maturity and dissolution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Company's Property Management and Leasing Services are typically provided by an on-site general manager and staff supported through extensive regional supervisory teams as well as central resources in areas such as training, technical and environmental services, accounting, marketing and human resources. Property general managers assume full responsibility for property management and leasing activities, client satisfaction and financial results. Property Management and Leasing Services personnel are compensated, not by fees or commissions, but through a combination of base salary and performance bonus that is directly linked to results produced for clients.

        The Company typically receives fees based on the value of the lease revenue commitment for leases consummated while it serves as exclusive property leasing agent. Increasingly, management agreements provide for incentive compensation relating to operating expense reductions, gross revenue, occupancy objectives or tenant satisfaction levels. As is customary in the industry, management contract terms typically range from one to three years, but are cancellable at any time upon a short notice period, usually 30 to 60 days. However, on a portfolio basis, the Company s current average length per management assignment is approximately four years.

        Facility Management Services. The Company's Facility Management Services unit provides comprehensive portfolio and property management services to corporations and institutions that outsource their real estate management functions. The properties under management range from corporate headquarters to industrial complexes, sales offices and data centers. Facility Management Services professionals create working partnerships with each client to deliver fully-integrated real estate services that are tailored to the specific needs of each organization. Typically, performance measures are developed to quantify progress made toward the goals and objectives that are set mutually with clients. The Company's Facility Management Services unit also serves as an important "port of entry" for the Company's other business units. Depending on client needs, the Facility Management Services unit, either alone or through the Company's other business units, provides services such as portfolio planning, property management, leasing, tenant representation, acquisition, finance, disposition, project management, development management and land advisory services. In 1996, the Facility Management Services unit generated revenue of approximately $13.6 million. Facility Management Services relationships also generated revenue of approximately
   $12.8 million in 1996 for the Company s other business units.

        The Company was a pioneer in the facility management services business and currently is one of the largest providers of facility management services in the United States. The Company's target clients typically have large portfolios (usually over one million square feet) with significant opportunities to reduce costs and improve service delivery. At December 31, 1996, the Company managed approximately 5,500 facilities, totaling more than 68 million square feet of space for seven clients. Representative clients served in 1996 included Ameritech, BankAmerica Corporation and Sun Microsystems, Inc. As a result of the merger of Galbreath with the Company, the Company has assumed management responsibility for facilities totaling 13 million square feet for clients such as Eli Lilly and Company, The LTV Corporation and The Mead Corporation. The Facility Management Services unit is also exploring new business opportunities with universities, health care institutions, government agencies and other potential clients.

        The Company believes that the global corporate trend of outsourcing non-core business functions represents an important long-term business opportunity for LaSalle Partners. The Company believes that its broad-based service capabilities will become an increasingly valuable competitive advantage in pursuing Facility Management Services assignments. The Company believes that its demonstrated experience, cost-cutting successes and client satisfaction also provide it with an important competitive advantage. The Company has set and consistently met its objective of cutting operating costs of its properties under management between 10% and 30% within the first two years of the assignment. In order to efficiently provide all services required to manage and operate large facility portfolios, the Company forms partnerships with major building services and architecture firms.

        The Facility Management Services unit is compensated on the basis of negotiated fees, which are typically structured to include a base fee and a performance bonus. The performance bonus compensation is based on a quantitative evaluation of progress toward performance measures and regularly scheduled client satisfaction surveys.
   Facility Management Services agreements are typically three to five years in duration.

        Development Management Services. Active since 1975, the Company's Development Management Services unit manages all aspects of the development, redevelopment and renovation of commercial projects, principally on a fee basis. The Company prepares projections, budgets, schedules and cash flows for its clients in addition to undertaking entitlement, zoning and a variety of other development-related responsibilities. All of the Company's current development business is conducted for third-party clients, many of which are corporations with significant office space needs. The Development Management Services unit frequently manages development initiatives for clients of the Company's Facility Management Services, Tenant Representation Services and Land Services units, as well as for clients of the Company's Investment Management group which are pursuing development-related investment strategies. In 1996, the Development Management Services unit generated approximately $5.5 million in revenue.

        The Company has extensive experience in ground-up development in the office, retail and institutional sectors and has completed more than 41 million square feet of development and redevelopment projects for clients such as Capital Cities/ABC, Inc., Duracell International Inc., McDonald's Corporation and The Prudential Insurance Company of America. The Development Management Services unit is currently managing the development of 17 projects totaling approximately 4.5 million square feet nationally. Capitalizing on experience gained in the redevelopment of Union Station in Washington, D.C., the Company also specializes in mixed-use developments and is currently managing the redevelopment of Grand Central Terminal in New York as a combined transportation center and retail facility and the redevelopment of Orchestra Hall in Chicago, Illinois.

        The Development Management Services unit generates development and advisory fees. Fees are typically fixed and are negotiated based upon the cost of the developments or improvements. Assignments are typically multi-year in nature.

        CORPORATE AND FINANCIAL SERVICES

        The Company's Corporate and Financial Services group provides transaction and advisory services through three primary service capabilities: (i) tenant representation for corporations and professional service firms ("Tenant Representation Services"); (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners ("Investment Banking Services"); and (iii) land acquisition and development services for owners, users and developers ("Land Services"). In 1996, the Corporate and Financial Services group generated revenue of $46.7 million and operating income of $10.8 million, representing approximately 27% of the Company's total revenue and approximately 40% of the Company's total operating income.

   [Bar graph depicting revenue for the Tenant Representation Services unit for the period 1992-1996]

        Tenant Representation Services. First offered in 1978, the Company's Tenant Representation Services unit assists clients by defining space requirements, identifying suitable alternatives, recommending appropriate occupancy solutions and negotiating lease and ownership terms with third parties. This unit also includes the Project Management group which provides strategic occupancy planning, field tenant improvement, project management and relocation management to the Company's clients.

        The Company seeks to lower its clients' real estate costs, minimize real estate occupancy risks, improve clients' flexibility and occupancy control and create more productive office environments. The Company uses a multi-disciplined approach to develop occupancy strategies that are linked to its clients' core business objectives. In 1996, the Tenant Representation Services unit generated revenue of approximately $31.2 million, completing over 250 transactions for a total of approximately seven million square feet.

        The domestic tenant representation industry includes a large number of service providers offering a wide range of service quality and capabilities. The Tenant Representation Services unit directs its marketing efforts toward developing "strategic alliances" with clients whose real estate requirements include ongoing assistance in meeting their real estate needs and also toward clients who have the need to consider multiple real estate options and to execute complex strategies. The Company believes that it is recognized as one of the highest quality providers of tenant representation services in the United States. Representative clients served in 1996 included Amoco Corporation, Aon Corporation, R.R. Donnelley & Sons Company and Towers Perrin.

        In many cases, the Company develops a strategic alliance with clients to deliver fully integrated real estate services, including comprehensive on-going strategic planning and transaction execution services across multiple office locations. The Company views its strategic alliances as a competitive advantage since these long-term relationships lower business development costs for the Company and create recurring revenue sources. In 1996, approximately 79% of Tenant Representation Services unit revenue was derived from strategic alliances. Through these relationships, the Company gains a better understanding of its clients' portfolio and occupancy requirements since the same professionals service the client's needs nationwide. The Company believes that these relationships enable it to deliver more consistent services and better results than single-transaction, commissioned brokerage service providers.

        Responsibility for the national occupancy needs of strategic alliance clients is assigned to dedicated client teams. These teams allocate resources to address specific client requirements in markets throughout the United States. The Company's Tenant Representation Services unit draws upon the resources and local market knowledge of the Company's network of Property Management and Leasing Services professionals located in over 300 property and other offices in 32 of the country's largest markets.

        In addition to its strategic alliances, the Company also represents clients in large, complex transaction assignments that typically involve relocations of headquarters facilities or major consolidations of offices. In such assignments, the Company draws on other capabilities of the firm to enable clients to consider development of new facilities, weigh the benefits of purchase or lease decisions and evaluate long-term financing options.

        The Company believes that the educational background and skills of its Tenant Representation professionals and its employee compensation structure are uncommon in the industry and are a significant competitive strength. The Company's Tenant Representation Services professionals are recruited on the basis of strong educational credentials and broad business experience, with approximately 90% holding Master of Business Administration or other advanced degrees. In contrast to the Company's major national brokerage competitors, the Company's Tenant Representation Services professionals do not earn commissions, but are compensated by means of a base salary and performance bonus that is determined by their contribution to achieving predetermined client performance objectives.

        The Tenant Representation Services unit uses state-of-the-art computer technology, including proprietary software developed by the Company, to improve productivity and enhance client service. For example, it has created an on-line lease analysis/negotiation program that enables users to scan in a lease from a third party, and then compare lease language in each section against a database of "best-practices" lease language drawn from previous engagements.

        The Company is generally compensated for Tenant Representation Services on a negotiated fee basis. Although fees are generated by lease commissions, they are often also determined by performance related to targets set by the Company and the client prior to the Company's engagement and, in the case of strategic alliances, at annual intervals thereafter. Quantitative and qualitative measurements assess progress relative to these goals, and the Company is compensated accordingly, with incentive fees often awarded for superior performance.

        Investment Banking Services. Active since 1968, the Company's Investment Banking Services unit is engaged in real estate finance, portfolio advisory activities, corporate finance and institutional property sales. In 1996, the Company completed institutional property sales, debt financings, equity financings and portfolio advisory activities on assets and portfolios valued at approximately $4.9 billion. The Investment Banking Services unit generated revenue of approximately $6.7 million in 1996.

        The Company believes that its Investment Banking Services unit has a number of competitive strengths, including its broad accumulated base of real estate investment banking knowledge and an ability to draw on the Company's access to global capital sources. The Company's Management Services group and Investment Management group are valuable resources for the Investment Banking Services unit in providing local market and property information and capital markets expertise.

        The Investment Banking Services unit is integral to the business development efforts of the Company's other business units by researching, developing and introducing innovative new financial products and strategies. Such efforts have included the development of the Company's hotel investment capability and its commercial mortgage backed securities operation, both of which are currently operated within the Company's Investment Management group.

        In 1996, approximately 61% of the Company's Investment Banking Services assignments represented repeat business from its clients. In addition, approximately 54% of Investment Banking Services revenue represented fees derived from sales of assets for clients for which LaSalle Partners also provides investment management services. Representative clients served in 1996 included CIGNA Corporation, ENRON Corp., Equifax Inc., G.E. Investment Corp. and Sumitomo Trust & Banking Co., Ltd.

        The Company is typically compensated for Investment Banking Services on the basis of the value of transactions completed or securities placed, but in certain circumstances the Company receives retainer fees for strategic advisory services.

        Land Services. The Company has been active in the evaluation, acquisition and disposition of land assets since 1970. The Company's Land Services professionals offer clients expertise and broad experience in a range of land-related competencies, including land planning and urban design, political approvals, market and financial analysis and valuations. The Land Services unit completed 37 transactions in 1996 in United States markets as well as in several international markets. The Company's Land Services unit benefits from LaSalle Partners' strong relationships with its clients, with approximately 50% of Land Services unit transactions in 1996 involving clients serviced by other business units of the Company. The Land Services unit generated approximately $4.9 million of revenue in 1996.

        The Land Services unit acquires and sells urban and suburban development projects and sites for future development, undertakes complex land assemblages and site searches and provides advisory services for owners of land and land-development projects. The Company's Land Services unit also originates and executes land-related investment programs in development properties and portfolios of land assets for the clients of the Company's Investment Management group. In addition, the Company developed expertise in the sale of portfolios of land and land-related assets by completing such assignments for several corporate clients, as well as the disposition of the $1.7 billion National Land Fund for the Resolution Trust Corporation. The Company's Land Services professionals also have advised public institutions on land-related assignments, including the conversion of military base facilities, master planning of peripheral airport land and the evaluation and disposition of land related to major transit systems.

        Representative clients served in 1996 included the California Public Employees' Retirement System, City of Chicago, Nippon Landic
   (USA), Inc. and Shell Oil Company.

        INVESTMENT MANAGEMENT

        The Company s Investment Management group provides real estate investment management services to institutional investors, corporations and high net-worth individuals. The Company serves its clients through a broad range of real estate money management products and services in the public and private capital markets to meet various strategic, risk/return and liquidity requirements, with a wide variety of equity and debt products. This business is organized along two functional lines, private equity and debt investments and public equity and debt investments. The Company offers its clients a range of investment alternatives, including private direct (i.e. single asset acquisitions) and fund (i.e. portfolios of assets) investments in many real estate property types (e.g., office, retail, hotel, industrial, residential, land and parking) and public investments, primarily in REITs, other public real estate equities and CMBS. The Company believes that the success of the Investment Management group is built on the foundation of fully integrated research, innovative investment strategies and a strong client focus. The Company has developed a reputation as an industry leader and innovator in real estate investment management. The Investment Management group's strategy is focused on three fundamentals: (i) developing and executing tailored investment strategies to meet a variety of client objectives; (ii) providing superior performance for its clients; and
   (iii) delivering a high level of service.

        As of December 31, 1996, the Company managed approximately $15.2 billion of real estate assets, making LaSalle Partners the third largest manager of institutional equity capital invested in domestic real estate assets and securities. Approximately $2.3 billion of this total represents public real estate securities currently managed by the Company's ABKB/LaSalle Securities unit ("ABKB/LaSalle Securities"), a leading domestic institutional real estate money manager.

        The investment and capital origination activities of the Company's Investment Management group are becoming increasingly international. As of December 31, 1996, 22% of the Company's assets under management were invested outside of the United States. Additionally, approximately 40% of equity capital currently under management by the Company originated from international investors.
   The Company expects its international Investment Management group to continue to increase as a proportion of total capital raised and invested. In 1996, the Investment Management group generated $58.6 million of revenue and $5.3 million of operating income, representing approximately 33% of the Company s total revenue and 20% of the Company s total operating income. Investment Management group activities generate significant additional business for other parts of the Company s operations, particularly in the areas of Property Management and Leasing Services and Investment Banking Services.

        The Company maintains an extensive real estate research department which monitors real estate and capital market conditions to enhance investment decisions and identify future opportunities. The Company believes that its commitment of 12 professionals is one of the industry s most significant commitments to fundamental research for real estate investors. In addition to drawing on public sources for information, the research department utilizes the extensive local presence of LaSalle Partners professionals throughout the United States to gain proprietary insight into local market conditions. Representative clients served in 1996 included the British Coal Pension Fund, California Public Employees' Retirement System, Cargill, Dai-ichi Life (U.S.A.), Inc. and Oregon Public Employees' Retirement Fund.

    [Bar graph depicting the Investment Management group's assets under management for the period 1992-1996]

        Private Equity and Debt Investments. The Company introduced its first institutional investment fund in 1979 and currently has a series of commingled investment funds with over 115 investors. The Company also has 34 single client account relationships ("separate accounts") with domestic and international investors for whom the Company manages private real estate investments. On behalf of its Investment Management clients, the Company acquires, manages, leases, finances and divests real estate investments across a broad range of real estate property types.

        To take advantage of the trend toward globalization of real estate capital sources, the Company strengthened and extended its international investment activities with the acquisition in October 1996, of CIN Property Management (now renamed CIN LaSalle Investment). The Company believes that CIN LaSalle Investment, the fourth largest manager of real estate equity investments in the United Kingdom, will expand the Company's investment activities and capital raising in the United Kingdom and continental Europe. The Company also initiated opportunistic investment programs in France in 1996, acquiring for clients one of the first distressed French real estate loan portfolios sold by financial institutions. The Company believes that significant additional investment opportunities will arise in France due to existing economic conditions, and that it is well positioned to play a role in the restructuring of French real estate assets. The Company currently has approximately 300 assets under investment or property management agreements in the United Kingdom and France, with a total value of approximately $3.3 billion at December 31, 1996.

        The Company continues to explore additional international markets for its Investment Management group clients. The Company intends to leverage its organizational strength through selective acquisitions and the use of the Company's international offices to take advantage of the accelerating interest in international investment, to expand investment activity to new countries and to strengthen its position as a leading intermediary for international real estate capital flows.

        The trend among investors is to favor advisors that co-invest in newly formed investment vehicles in order to better align the interests of the investor and the advisor. The Company believes that co-investment will become increasingly important in order for the Company to retain and expand its competitive position. The Company also believes that its co-investment strategy will greatly strengthen its ability to raise capital for new investment funds over which the Company exercises discretionary investment authority. After the Offering, the Company intends to accelerate its co-investment activities. By increasing assets under management, the Company will gain the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such assets. Co-investment will also provide a vehicle for the Company to participate in investment opportunities resulting from recovering real estate markets. As of December 31, 1996, the Company had a net total investment of $13.7 million in 33 separate property or fund co-investments. The acquisition cost of the properties acquired through these co-investments exceeds $1.0 billion. Existing co-investments consist primarily of office and hotel properties purchased within the last three years.

        Investment Management group operations are conducted with teams of professionals dedicated to achieving client objectives. The portfolio managers serve as the relationship coordinators for the Company's clients and are responsible for drawing on all of the resources of the Investment Management group (including research, investment services and specialty products) and the rest of the Company's global resources. All investment decisions for private market investments must be approved by the Company's five-member investment committee. The investment committee approval process is utilized for both the Company's discretionary investment funds and for all of its separate account clients.

        The Company is generally compensated for investment management services for private equity and debt investments based on initial capital invested, with additional fees tied to investment performance above benchmark levels. The term of the Company's advisory agreements varies by the form of investment vehicle involved and the type of service provided. The Company's investment funds have various lifespans, typically ranging between five and ten years, with extension provisions based on a vote of investors. Separate account advisory agreements generally have three year terms with "at will" termination provisions.

        Public Equity and Debt Investments. The Company offers its clients the ability to invest in either separate account or fund investment vehicles focused on public real estate equity and debt securities. The Company principally invests its clients' capital in domestic REIT equities and CMBS. LaSalle Partners is also active in private placement investments in publicly traded real estate companies and selected investments in private real estate companies seeking capital to ultimately gain access to the public markets.

        The Company conducts its securities investment business through ABKB/LaSalle Securities, which was formed by the Company in 1994 in connection with the acquisition of ABKB's real estate advisory business. As of the end of 1994, ABKB/LaSalle Securities served 21 clients and had approximately $630 million of assets under management. As of the end of 1996, ABKB/LaSalle Securities served 33 securities investment clients with $2.3 billion of assets under management. The Company is typically compensated by its securities investment clients on the basis of the market value of assets under management with increasing use of incentive fees tied to performance of investments above benchmark levels.

   GALBREATH ACQUISITION

        On April 22, 1997, the Predecessor Partnerships acquired Galbreath pursuant to a Contribution and Exchange Agreement, of the same date, among the Employee Partnerships, the Predecessor Partnerships, Galbreath, the former stockholders of Galbreath and certain related entities (the "Contribution and Exchange Agreement"). Pursuant to the Contribution and Exchange Agreement, all of the outstanding capital stock of Galbreath and related entities was contributed to the Predecessor Partnerships in exchange for limited partnership interests representing an aggregate of 18% of the Predecessor Partnerships' general and limited partnership interests.

        The Employee Partnerships and the Predecessor Partnerships have agreed to jointly and severally indemnify the former Galbreath stockholders for any damage or loss resulting from, among other things, any breach of the Employee Partnerships' or the Predecessor Partnerships' representations and warranties contained in the Contribution and Exchange Agreement. The former Galbreath stockholders have agreed to provide similar indemnification to the Company and the Employee Partnerships. The indemnification obligations of the Predecessor Partnerships and the Employee Partnerships as a group and the former Galbreath stockholders as a group are generally limited to an amount equal to 30% of the value of the partnership interests transferred to the former Galbreath stockholders. Pursuant to the Contribution and Exchange Agreement, the representations and warranties will survive until the date of the issuance of the financial statements of the Company for the year ending December 31, 1997, which date shall not be later than March 31, 1998.

             In connection with the Contribution and Exchange Agreement, the Company granted the Employee Partnerships, Dai-ichi, and the former Galbreath stockholders certain registration rights. See "Shares Eligible for Future Sale Registration Rights."

   COMPETITION

        The market for commercial real estate services provided by the Company is both highly fragmented and highly competitive. In each of its business disciplines, the Company competes on the basis of the skill and quality of its personnel, the variety of services offered, the cost of the services offered, the ability to enhance asset values, the breadth of geographic coverage and the quality of its infrastructure, including training and technology. The Company believes it has a strong reputation for the quality of its services as well as its client oriented approach. The Company believes that its experienced employees, broad range of services provided, local and broad market expertise, and operating infrastructure enable it to compete effectively in each of its business disciplines. See "Risk
   Factors   Competition."

   FACILITIES

        The Company's principal executive office is located at 200 East Randolph Drive, Chicago, Illinois, where the Company currently occupies over 100,000 square feet of office space pursuant to a lease that expires in February 2006. The Company has 17 United States corporate offices located in Atlanta, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Denver, Fort Lauderdale, Los Angeles, New York, Orlando, Philadelphia, Pittsburgh, Portland, Sacramento, San Francisco and Washington D.C. and four international corporate offices located in London, Paris, Mexico City and Beijing. The Company's corporate offices are each leased pursuant to agreements with terms ranging from month-to-month to 10 years. In addition, the Company has over 300 property and other offices throughout the United States. On-site property management offices are generally located within properties under management and are provided without cost.

   ENVIRONMENTAL

        Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as an on-site property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to fault or legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure of the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos-containing materials. See "Risk Factors Environmental Concerns."

        On November 29, 1996, Galbreath received a Citation and Notification of Penalty from the Occupational Safety and Health Administration ("OSHA") describing certain asbestos-related violations. The citation set forth a proposed penalty amount of approximately $150,000. Galbreath has complied with OSHA's requests, but has denied any wrongdoing. Galbreath is currently in negotiations with OSHA with respect to the amount due in connection with the citation. On March 7, 1997, the Secretary of Labor of the United States Department of Labor brought an action against Galbreath before the Occupational Safety and Health Review Commission seeking an order affirming the citation and the amount proposed therein. Galbreath has filed a motion for extension of time to answer the complaint.

   LEGAL PROCEEDINGS

        The Company is a defendant in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Most of these matters are covered by insurance. In the opinion of the Company, the ultimate resolution of such litigation matters will not have a material adverse effect on the financial position, results of operations and liquidity of the Company.

   EMPLOYEES

        As of December 31, 1996, the Company employed 1,055 people, including 828 professional staff members and 227 support personnel. None of the Company's employees are members of any labor union.

        The Company has entered into an agreement with LPI Service Corporation ("LPISC"), a company controlled by a former employee of LaSalle Partners, pursuant to which LPISC provides the services of over 900 janitorial, engineering and property maintenance workers for certain properties managed by the Company. LaSalle Partners has an option to purchase LPISC. Approximately 210 of the employees of LPISC are members of labor unions.


                                 MANAGEMENT

   DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of the Company are as follows:

   Name                    Age                 Position

   Stuart L. Scott         58    Chairman of the Board of Directors and Chief
                                 Executive Officer
   Robert C. Spoerri       48    President, Chief Operating Officer and
                                 Director
   William E. Sullivan     42    Executive Vice President, Chief Financial
                                 Officer and Director
   Daniel W. Cummings      44    Co-President - LaSalle Investment Management,
                                 Inc. and Director
   Charles K. Esler, Jr.   50    President and Chief Executive Officer -
                                 LaSalle Management Services, Inc.
                                 and Director
   Lizanne Galbreath       39    Chairman, LaSalle Management Services, Inc.
                                 and Director
   M.G. Rose               57    President, Tenant Representation Division -
                                 LaSalle Corporate & Financial
                                 Services, Inc. and Director
   Lynn C. Thurber         50    Co-President - LaSalle Investment Management,
                                 Inc. and Director
   Earl E. Webb            40    Managing Director, Investment Banking Division,
                                 LaSalle Corporate & Financial Services, Inc.
                                 and Director

        The Company expects to appoint at least three independent directors prior to consummation of the Offering.

        Stuart L. Scott. Mr. Scott has been Chief Executive Officer and Chairman of the Board of Directors of the Company since its incorporation, and Chief Executive Officer and Chairman of the Management Committee of the Predecessor Partnerships since December 1992. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined the Company in 1973. He is a member of the Board of Directors of Hartmarx Corporation, a clothing manufacturing company. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

        Robert C. Spoerri. Mr. Spoerri has been President, Chief Operating Officer and a director of the Company since its incorporation, and Chief Operating Officer and Vice-Chairman of the Management Committee of the Predecessor Partnerships since January 1994. From January 1990 to December 1993, Mr. Spoerri was a Co-Director of the asset management group of the Predecessor Partnerships and the Director of the property management and leasing group of the Predecessor Partnerships from January 1980 to December 1989. Mr. Spoerri originally joined the Company in 1977. He holds a B.S. from Indiana University and an M.B.A. from Harvard University.

        William E. Sullivan. Mr. Sullivan has been Executive Vice President, Chief Financial Officer and a director of the Company since its incorporation, and Executive Vice President and Chief Financial Officer of the Predecessor Partnerships since February 1997. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the special projects group of the Predecessor Partnerships. From January 1992 to September 1995, Mr. Sullivan was a Senior Vice President of the special projects group. Mr. Sullivan originally joined the Company in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

        Daniel W. Cummings. Mr. Cummings has been a director of the Company since its incorporation, and a Co-President of LaSalle Investment Management, Inc., an operating subsidiary of the Company, since April 1997. Mr. Cummings has been a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one
   of the Predecessor Partnerships, since November 1994.   From January
   1992 to November 1994, Mr. Cummings was a Managing Director - Portfolio Management of LaSalle Advisors Limited Partnership. Mr. Cummings originally joined the Company in 1979. He holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

        Charles K. Esler. Mr. Esler has been a director of the Company since its incorporation, and President and Chief Executive Officer of LaSalle Management Services, Inc., an operating subsidiary of the Company, since April 1997. Since 1992, Mr. Esler has been President of LaSalle Partners Management Limited, one of the Predecessor Partnerships. Mr. Esler originally joined the Company in 1979. He holds a B.S.M.E. from the University of Michigan and an M.B.A. from Northwestern University.

        Lizanne Galbreath. Ms. Galbreath has been Chairman of LaSalle Management Services, Inc. and a director of the Company since April 1997, when Galbreath was merged with the Company. Prior to the merger, Ms. Galbreath was Chairman and Chief Executive Officer of Galbreath from August 1995 to April 1997. From June 1993 to August 1995, Ms. Galbreath served as Vice-Chairman of Galbreath, and from June 1992 to May 1993, Ms. Galbreath was Senior Managing Director in charge of national accounts. Ms. Galbreath originally joined Galbreath in 1984. Ms. Galbreath holds a B.A. from Dartmouth College and an M.B.A. from the University of Pennsylvania.

        M.G. Rose. Mr. Rose has been a director of the Company since its incorporation, and President, Tenant Representation Division of LaSalle Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Rose has been a Managing Director and President of the tenant representation group of the Predecessor Partnerships since September 1983. He originally joined the Company in 1978. Mr. Rose holds a mechanical engineering degree from the University of Cincinnati.

        Lynn C. Thurber. Ms. Thurber has been a director of the Company since its incorporation, and a Co-President of LaSalle Investment Management, Inc., an operating subsidiary of the Company, since April 1997. Ms. Thurber has been a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, since November 1994. Ms. Thurber was Chief Executive Officer of ABKB from May 1993 to November 1994, at which time its assets were acquired by the Company. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms.Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

        Earl E. Webb. Mr. Webb has been a director of the Company since its incorporation, and Managing Director, Investment Banking Division of LaSalle Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Webb has been Managing Director of the Investment Banking Division of the Predecessor Partnerships since January 1995. From January 1992 to January 1995, Mr. Webb was a Senior Vice-President of the Predecessor Partnerships. Mr. Webb originally joined the Company in 1985. Mr. Webb has also been a member of the board of directors of Players International, Inc., a multi-jurisdictional gaming company, since September 1996. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

        The Company's Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year
   term.   The board will consist of three Class I Directors (Messrs.
   Spoerri, Esler and Cummings), three Class II Directors (Messrs. Sullivan and Webb and Ms. Galbreath) and three Class III Directors (Messrs. Scott and Rose and Ms. Thurber). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999 and 2000, respectively.

        Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

   BOARD OF DIRECTORS COMMITTEES AND COMPENSATION

        Effective upon the closing of the Offering, there will be two committees of the Board of Directors of the Company: the Audit Committee and the Compensation Committee. The members of the Audit Committee and the Compensation Committee will be appointed prior to the closing of the Offering. The Compensation Committee will review and approve all compensation, including incentive compensation, for the executive officers of the Company and administer the 1997 Stock Incentive Plan. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent auditors and will review and evaluate the Company's internal control functions.

   DIRECTOR COMPENSATION

        The Company's directors are not currently compensated. Following the Offering, the Company expects that each non-employee director will receive a fee, to be determined by the Board of Directors, for attendance at meetings as well as an annual retainer. The Company is also considering the adoption of a stock option program for its non-employee directors.


   EXECUTIVE COMPENSATION

        Since the Company had no operating history prior to the date hereof, the following table sets forth, for the year ended December 31, 1996, the cash compensation paid to the Chief Executive Officer and the other five most highly compensated executive officers of the Company (the "Named Executive Officers") by the Predecessor Partnerships.

                         SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION (1)
                                                   -----------------------------------
                                                                            ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY      BONUS      COMPENSATION (2)
---------------------------                        ------      -----      ------------
Stuart L. Scott
  Chairman of the Board of Directors
  and Chief Executive Officer...................  $336,000   $464,000      $  14,203
Robert C. Spoerri
  President and Chief Operating Officer.........   320,000    442,000         13,834
Daniel W. Cummings
  Co-President - LaSalle Investment
  Management, Inc...............................   260,000    352,000         12,447
Charles K. Esler, Jr.
  President and Chief Executive Officer -
  LaSalle Management Services, Inc..............   270,000    380,000         12,328
M. G. Rose......................................
  President, Tenant Representation Division -
  LaSalle Corporate & Financial Services, Inc...   270,000    541,500         12,328
Lynn C. Thurber
  Co-President - LaSalle Investment
  Management, Inc...............................   260,000    352,000        245,500 (3)


------------------------
   (1) Represents total cash compensation paid to the Named Executive Officers for all services rendered to the Predecessor
        Partnerships during the year ended December 31, 1996.

   (2) The amounts shown in this column consist of: (i) "tax gross up" payments made in respect to certain compensation; (ii) premiums paid on life insurance policies; and (iii) contributions by the Company to the Company's 401(k) savings plan for the benefit of the Named Executive Officers.

   (3)  Included under All Other Compensation for Ms. Thurber was
        $232,292 for reimbursement of certain relocation expenses.

   EMPLOYEE STOCK PURCHASE PLAN

        The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to qualify under Section 423 of the
   Internal Revenue Code of 1986 (the "Code").   Purchases under the
   Stock Purchase Plan will occur at the end of each option period. The first option period will commence on the date of this Prospectus and will end on December 31, 1997. Thereafter, each option period will be a successive six-month purchase period.

        The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions that may not exceed 10% of an employee's base compensation, including commissions, bonuses, and overtime, at a price equal to 85% of the fair market value of the Common Stock at the beginning or the end of a purchase period, whichever is lower. Unless terminated sooner, the Stock Purchase Plan will terminate 10 years from its effective date. The Board of Directors has authority to amend or terminate the Stock Purchase Plan; provided, no such action may adversely affect the rights of any participant.

   1997 STOCK INCENTIVE PLAN

        General. The 1997 Stock Incentive Plan (the "Incentive Plan") provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the Incentive Plan is to promote the success of the Company's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

        The Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. SECTION207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). The summary that follows is subject to the actual terms of the Incentive
   Plan.

        The Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and non-qualified stock options. Options granted under the Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. The Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the plan administrator. All awards will be evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto.

        Plan Administration. The Incentive Plan is administered by the Board of Directors, and from and after the Offering will be administered by a committee of the Board of Directors, the composition of which will at all times satisfy the provisions of Rule 16b-3 of the Exchange Act (such Board of Directors or committee is sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control of the Company on such awards.

        Shares Subject to the 1997 Stock Incentive Plan. The shares reserved for issuance under the Incentive Plan may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

        Eligibility. Discretionary grants of Options, Rights, Restricted Awards and dividend equivalents, performance shares and loans in connection therewith may be made to any non-employee director, employee or any independent contractor of the Company or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the Incentive Plan, consistent with the purpose of such plan; provided that ISOs may only be granted to employees of the Company and its subsidiaries.

        Exercise of Options. Options will vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements will contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a change in control of the Company.

        Initial Grants.  The Board of Directors has authorized the grant
   of options to purchase      shares of Common Stock under the Incentive
   Plan at the initial public offering price, upon the closing of the Offering. Such options vest on the sixth anniversary of the date of grant, subject to earlier vesting if the Company's Common Stock exceeds certain targeted trading prices following the first
   anniversary of the date of grant.  Of such options,       ,       ,
         ,       ,      ,      , and     will be granted to Messrs.
   Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb,
   respectively, and       will be granted to Ms. Thurber.

   EMPLOYEE STOCK OWNERSHIP GUIDELINES

        Following the Offering, the Company will adopt stock ownership guidelines for its executive officers and key employees (the "Covered Employees"). These guidelines will require Covered Employees to maintain certain specified levels of stock ownership based on a multiple of their annual compensation levels. Compliance with such guidelines will be phased in over two, four or six years, depending on the position of the Covered Employee. Failure to maintain such ownership will disqualify the Covered Employee from participating in the Company's option grant program.

   CASH/STOCK BONUS PLAN

        The Predecessor Partnerships maintained a bonus compensation plan for employees whose targeted annual compensation exceeded $100,000 (the "Bonus Plan Employees"). Under such plan, Bonus Plan Employees were paid a percentage of their total compensation in the form of limited partnership interests in the Employee Partnerships. Following the Offering, the Company intends to adopt a new bonus plan designed to continue the equity participation emphasis of the earlier plan and to facilitate compliance with the Company's equity ownership guidelines. Under the new bonus plan, employees of the Company whose targeted annual compensation exceeds $100,000 (the "New Bonus Plan Employees") will have the ability to take a specified percentage of their annual compensation over $100,000 in cash or in Common Stock.
   If the New Bonus Plan Employee elects to receive Common Stock, the total amount of bonus received in Common Stock (the "Bonus Allocation") will be increased by 20% (the "Equity Enhancement"). The number of shares issued in respect of the Bonus Allocation and the Equity Enhancement will be based on the fair market value of Common Stock on the date of payment. Shares issued to the New Bonus Plan Employees attributable to the Bonus Allocation will vest one year after the date of grant and shares attributable to the Equity Enhancement will vest in 20% increments on each anniversary of the date of payment. The shares of Common Stock used for the New Bonus Plan will be shares which have or may be acquired by the Company in the open market, in private transactions or otherwise.


                           PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information concerning the beneficial ownership of the Common Stock immediately prior to and following the closing of the Offering by: (i) each director of the Company; (ii) each of the Named Executive Officers; (iii) the directors and executive officers of the Company as a group; and (iv) each person who at such time will beneficially own more than 5% of the outstanding shares of Common Stock. DEL/LaSalle has granted the Underwriters a 30-day option to purchase up to an aggregate of additional shares of Common Stock on the same terms and conditions as the Offering to cover over-allotments, if any, in connection with the Offering. See "Shares Eligible for Future Sale" and "Underwriters."

                                           SHARES OF COMMON STOCK
                                             BENEFICIALLY OWNED

                                               PERCENT            PERCENT
                                    NUMBER  BEFORE OFFERING  AFTER OFFERING (1)
                                    ------  ---------------  ------------------

    Directors, Executive Officers
    and Certain Stockholders

    DEL-LPL Limited Partnership

    DEL-LPAML Limited
       Partnership

    DSA-LPL, Inc. .
       c/o Dai-ichi Life (U.S.A.), Inc.
       399 Park Avenue, 24th Floor
       New York, New York 10022

    DSA-LSAM, Inc.
       c/o Dai-ichi Life (U.S.A.), Inc.
       399 Park Avenue, 24th Floor
       New York, New York 10022

    DEL/LaSalle Finance
       Company, L.L.C. (2)

    Galbreath Holdings, L.L.C. (3)

    Stuart L. Scott (4) (5)

    Robert C. Spoerri (4) (6)

    William E. Sullivan (7)

    Daniel W. Cummings (4) (8)

    Charles K. Esler (9)

    Lizanne Galbreath (10)

    M.G. Rose (4) (11)

    Lynn C. Thurber (4) (12)

    Earl E. Webb (4) (13)

    All directors and executive officers
    as a group (9 persons)
    _______________

    (1) Beneficial ownership prior to the Offering has not been included prior to the consummation of the Incorporation Transactions, because there were outstanding only a nominal number of shares of Common Stock. Unless otherwise indicated, each person listed above has sole investment and voting power with respect to the shares listed. Assumes no exercise of the Underwriters' over-allotment option. Unless otherwise indicated, the address of each person or entity is c/o LaSalle Partners Incorporated, 200 East Randolph Street, Chicago, IL 60601.

    (2)              DEL/LaSalle has granted the Underwriters a 30-day
                     option to purchase     shares of Common Stock on
                     the same terms and conditions as the Offering. All of the outstanding membership interests in DEL/LaSalle are owned by the Employee Partnerships. See "Incorporation Transactions."

    (3)              Does not include the      shares of Common Stock
                     owned by Galbreath-LPL L.L.C. ("Galbreath-LPL"). Galbreath Holdings L.L.C. ("Galbreath Holdings") is the non-member manager of Galbreath-LPL and, therefore, might be deemed to be the beneficial owner of such shares for purposes of Rule 13d-3 ("Rule 13 d-3") promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Galbreath Holdings disclaims beneficial ownership of such shares of Common Stock.

    (4)              Does not include the       shares of Common Stock
                     owned by DEL-LPL Limited Partnership ("DEL-LPL") of which the listed person, as the sole stockholder of a general partner of DEL-LPL, might be deemed to be the beneficial owner, as that term is defined for purposes of Rule 13d-3. The listed person disclaims such beneficial ownership.

    (5) Mr. Scott, either directly or through an affiliate, owns an 11.6% interest in the Employee Partnerships. Mr. Scott owns all of the issued and outstanding common stock of DEL-SLS, Inc., a general partner of DEL-LPL.

    (6) Mr. Spoerri, either directly or through an affiliate, owns an 8.1% interest in the Employee Partnerships. Mr. Spoerri owns all of the issued and outstanding common stock of DEL-RCS, Inc., a general partner of DEL-LPL.

    (7) Mr. Sullivan owns a .8% limited partnership interest in the Employee Partnerships.

    (8) Mr. Cummings, either directly or through an affiliate, owns a 2.3% interest in the Employee Partnerships. Mr. Cummings owns all of the issued and outstanding common stock of DEL-DWC, Inc., a general partner of DEL-LPL.

    (9) Mr. Esler, either directly or through an affiliate, has a 2.1% interest in the Employee Partnerships. Mr. Esler owns all of the issued and outstsnding common stock of DEL-CKE, Inc., a general partner of DEL-LPAML Limited Partnership
                     ("DEL-LPAML").  Does not include the       shares
                     of Common Stock owned by DEL-LPAML of which Mr. Esler might be deemed to be the beneficial owner for purposes of Rule 13d-3. Mr. Esler disclaims such beneficial ownership.

    (10) Ms. Galbreath owns, either directly or through a trust for which she is the sole beneficiary, a 45.0% interest in, and is the managing member of, Galbreath Holdings. Ms. Galbreath also owns a 40.3% interest in Galbreath-LPL. Because Ms. Galbreath is the managing member of Galbreath Holdings and Galbreath Holdings is the managing member of Galbreath-LPL, Ms. Galbreath might be deemed to be the beneficial owner of all shares of Common Stock owned by Galbreath Holdings and Galbreath-LPL for purposes of Rule 13d-3. Ms. Galbreath disclaims beneficial ownership of such shares of Common Stock, except to the extent of her ownership interests.

    (11) Mr. Rose, either directly or through an affiliate, owns a 7.3% interest in the Employee Partnerships. Mr. Rose owns all of the issued and outstanding common stock of DEL-MGR, Inc., a general partner of DEL-LPL.

    (12) Ms. Thurber, either directly or through an affiliate, owns a 1.4% interest in the Employee Partnerships. Ms. Thurber owns all of the issued and outstanding common stock of DEL-LCT, Inc., a general partner of DEL-LPL.

    (13) Mr. Webb, either directly or through an affiliate, owns a 1.0% interest in the Employee Partnerships. Mr. Webb owns all of the issued and outstanding common stock of DEL-EEW, Inc., a general partner of DEL-LPL.

                            CERTAIN TRANSACTIONS

       Messrs. Scott, Spoerri, Rose, Esler and Cummings, as well as entities affiliated with Messrs. Scott and Spoerri, are limited partners of Diverse. Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, the Company earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, the Company discontinued charging fees to Diverse for these services. At the end of 1994, 1995 and 1996, the total receivable due from Diverse in connection with such fees and interest thereon was $5.3 million, $3.4 million and $2.4 million, respectively. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. Diverse made a payment of $1.5 million in 1994 and $1.0 million in 1996 to reduce the receivable due to the Company. In 1995, the Company recorded a $1.9 million provision for the estimated uncollectible portion of the receivable due to the Company by Diverse. In addition, the Company also provides property management and leasing services to properties in which Diverse has an ownership interest. At the end of 1994, 1995 and 1996, the total receivable due from these properties was $.6 million, $.3 million and $45,000, respectively. The properties made payments to the Company in each of those years totaling $1.8 million, $1.7 million and $.9 million, respectively.

       The Company provides certain administrative services to the Employee Partnerships for which the Company is not reimbursed. For the years ended December 31, 1994, 1995 and 1996, respectively, the Company believes that the estimated value of the services provided to the Employee Partnerships was $.3 million, $.2 million and $.3 million. It is expected that after the closing of the Offering, the Company will continue to provide such services to the Employee Partnerships without charge. After the Incorporation Transactions, the Company expects that the amount will be substantially lower.

       Through an affiliated entity, Mr. Scott owns all of the outstanding shares of common stock of LP Finance 1996-1 Corporation ("LP Finance"). LP Finance owns a 37.3% limited partnership interest in LaSalle Florida Business Environment Company, L.P., a fund being organized by the Company to invest in real estate in Florida (the "Florida Fund"). Mr. Scott is also a director and the president of LaSalle FOF, Inc. ("LaSalle FOF"), the general partner of the Florida Fund. Mr. Scott also owns approximately 37.3% of the outstanding shares of common stock of LaSalle FOF. Since December 1996, the Company has provided and continues to provide investment management services to the Florida Fund. The Company earns an annual advisory fee of $.1 million plus a percentage of the fund properties' net operating income. The Company was also paid an acquisition fee of $.2 million in connection with a property purchased by the fund. The Company believes that the services provided to the Florida Fund are on terms no more favorable to the fund than those terms given to unaffiliated persons.

       The Company provides property management and leasing and investment management services to Dai-ichi and affiliates of Dai-ichi. For the years ended December 31, 1994, 1995 and 1996, respectively, Dai-ichi paid $16.4 million, $9.3 million and $11.6 million for such services. At the end of such years, the Company had receivables of $4.9 million, $3.6 million and $2.5 million due from Dai-ichi with respect to such services. The Company believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons. The Company has also issued to Dai-ichi the Dai-ichi Notes, which will be repaid out of the net proceeds to the Company from the Offering. At each of December 31, 1994, 1995 and 1996, respectively, an aggregate of $37.2 million, was outstanding under the Dai-ichi Notes. The largest aggregate indebtedness outstanding under the Dai-ichi Notes since January 1, 1994 was $51.3 million. In 1994, a principal payment of $14.1 million was made on the Class A Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

       In connection with the Incorporation Transactions and the merger of Galbreath with the Company, the Company granted certain registration rights to Dai-ichi, the Employee Partnerships and the former stockholders of Galbreath with respect to the shares of Common Stock to be issued to them in the Incorporation Transactions. See "Risk Factors Shares Eligible for Future Sale," "Incorporation Transactions" and "Shares Eligible for Future
    Sale Registration Rights."


                        DESCRIPTION OF CAPITAL STOCK

         The following description briefly summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporation Law, as amended, the Restated Articles of Incorporation and the Bylaws.

         The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, $.01 par value per share, of which 50,000,000 shares are designated "Common Stock" and 50,000,000 shares are undesignated ("Undesignated Common Stock") and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). Upon the closing of the Offering, shares of Common Stock will be issued and outstanding, and no shares of Undesignated Common Stock will be issued and outstanding. The Company has no shares of Preferred Stock issued and outstanding, nor will any shares of Preferred Stock be issued and outstanding upon the closing of the Offering.

    COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

         Holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion, preemptive or other rights to subscribe for any securities of the Company, and there are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares to be sold in the Offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock which the Company may issue in the future.

    UNDESIGNATED COMMON STOCK

         Subject to the limitations prescribed by law, the Company is authorized to issue 50,000,000 shares of Undesignated Common Stock. The Undesignated Common Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividends rates, any conversion rights or right of exchange, any voting rights, rights or terms of redemption, the redemption price or prices and any other rights, preferences, privileges and restrictions of any series or class of Undesignated Common Stock and the number of shares constituting such series or class and the designation thereof. The Company has no present plans to issue any shares of Undesignated Common Stock.

         Depending upon the rights of such Undesignated Common Stock, the issuance of Undesignated Common Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

    PREFERRED STOCK

         The Restated Articles of Incorporation will authorize the Board of Directors to create and issue up to 10,000,000 shares of Preferred Stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Upon the closing of the Offering, none of such shares will be outstanding. The Board of Directors is authorized to, among other things, provide that any such class or series of Preferred Stock may be (i) subject to redemption at such time or times and at such price or prices as the Board may establish; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as the Board may establish; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company as the Board may establish; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Board may establish. Issuance of Preferred Stock could discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock.

    LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

         The Restated Articles of Incorporation will contain provisions which eliminate the personal liability of a director or officer to the Company and its stockholders for breaches of fiduciary duty to the fullest extent provided by law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors' or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions do not affect the ability of the Company or its stockholders to obtain equitable relief, such as an injunction or rescission.

         The Restated Articles of Incorporation and Bylaws will provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL, and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The MGCL provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    CERTAIN ARTICLES OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

         Certain provisions in the Restated Articles of Incorporation and Bylaws and the MGCL may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

         The Restated Articles of Incorporation will provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms.
    Approximately one-third of the Board will be elected each year.
    See "Management." A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders, voting as a single class, of two-thirds of the voting power of the Company's then outstanding capital stock entitled to vote generally in the election of directors. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. The provision for a classified board, together with the director removal provisions, could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision, together with the director removal provisions, could have the effect of discouraging a potential acquiror from making a tender offer or initiating a proxy contest or otherwise attempting to gain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

         The Bylaws will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting. In addition to certain other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, such stockholder generally must have given notice thereof in proper written form to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although the Bylaws will not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

         Pursuant to the MGCL, the Bylaws permit stockholders to call special meetings of stockholders upon written request of holders of shares entitled to cast not less than a majority of all votes entitled to be cast at such meeting. The Bylaws will provide that only business specified in the notice of a special meeting will be conducted at such meeting. Such provisions do not, however, affect the ability of stockholders to submit a proposal to the vote of all stockholders of the Company at an annual meeting in accordance with the Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of stockholders as described above. In addition, pursuant to the MGCL, the Bylaws will provide that any action required to be taken at a meeting of the stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote thereat.

         The Restated Articles of Incorporation and Bylaws will provide that the affirmative vote of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to certain provisions of the Articles of Incorporation and Bylaws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

         Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. It is anticipated that the Company's Board of Directors will exempt from the Maryland statute any business combination with the Employee Partnerships, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons. Pursuant to the MGCL these provisions also do not apply to Business Combinations which are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

         The Company will elect to include in its Restated Articles of Incorporation provisions exempting it from the application of the Maryland control share acquisition statute.

    TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is
                                         .  Application will be made to
    list the Common Stock on the New York Stock Exchange.

                      SHARES ELIGIBLE FOR FUTURE SALE

         Upon the closing of this Offering, the Company will have
    approximately            shares of Common Stock outstanding.  The
               shares of Common Stock sold in this Offering ( shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act.

         The remaining      shares of Common Stock outstanding upon the
    closing of the Offering will be owned by the Employee Partnerships and affiliates of Dai-ichi and may be publicly sold only if such Common Stock is registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (approximately shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

         Under the terms of the partnership agreement of the Employee Partnerships, partners thereof generally will be entitled to receive upon their withdrawal from the Employee Partnerships (which will be required when any such person ceases to be an employee of the Company for any reason), death or incapacity, or upon request, up to that number of shares of Common Stock held by the Employee Partnerships which represents their pro rata interest in the shares of Common Stock held by the Employee Partnerships. Partners of the Employee Partnerships who receive shares upon their withdrawal or by election will not be subject to any contractual restrictions on resale with respect to shares of the Common Stock received by them but will be subject to the restrictions on transfer described above. However, unless such shares are registered for sale under the Securities Act, for purposes of Rule 144 they would be considered "restricted securities" and would be subject to the limitations on sale pursuant to Rule 144 described above.

         The Company will agree with the Underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Each of the Company's current stockholders will enter into or is bound by a similar agreement. See "Underwriters."

         The Company is unable to estimate the number of shares of Common Stock that may be sold in the future by the existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by such stockholders, or the perception that such sales could occur, could adversely affect prevailing market prices.

         In March 1997, DEL/LaSalle, a limited liability company whose only members are the Employee Partnerships, purchased the limited partnership interests in the Predecessor Partnerships owned by a subsidiary of Dresdner. Dresdner was required to sell the interests in order to comply with bank regulatory requirements. As consideration for such purchase, DEL/LaSalle issued to Dresdner the Dresdner Note. The purchase price was determined in May 1996 and was based on the original purchase price for such interests plus Dresdner's share of expected undistributed earnings for 1996. All
    of the            shares of Common Stock to be received by
    DEL/LaSalle in connection with the Incorporation Transactions and shares of Common Stock held by the Employee
    Partnerships, representing    % of the outstanding Common Stock
    after giving effect to the Offering, will be pledged to support DEL/LaSalle's obligations under the Dresdner Note. The principal amount of the Dresdner Note is due in five installments, with $3.5 million due on April 15, 2000 and $7.8 million due on each April 15 thereafter, through 2004. The Dresdner Note bears interest at 7.0% per annum, payable on each April 15 beginning on April 15, 1998. DEL/LaSalle will not have any assets other than the Common Stock issued in connection with the Incorporation Transactions. Funds for repayment of the Dresdner Note, including interest thereon, will be provided by capital contributions from the Employee Partnerships and through the sale of Common Stock in the public market or in privately negotiated transactions. DEL/LaSalle has granted the Underwriters a 30-day option to purchase up to shares of Common Stock to cover over-allotments in connection with the Offering. In the event that the Underwriters' over-allotment is exercised, the proceeds to DEL/LaSalle will be used to repay a portion of the Dresdner Note. If DEL/LaSalle defaults in the repayment of the Dresdner Note or interest thereon, Dresdner will have the right to sell any or all of the pledged shares in the public market or in privately negotiated transactions, subject to compliance with the Securities Act and applicable law.

    REGISTRATION RIGHTS

         In connection with the merger of Galbreath with Predecessor Partnerships, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") by and among the Employee Partnerships, Dai-ichi, the former Galbreath stockholders (each a "Current Stockholder") and the Company. The Registration Rights Agreement provides that subject to certain limitations, at any time following 12 months from the date of closing of the Offering (the "Effective Date"), each Current Stockholder has the right to demand, on no more than two occasions, that the Company register all or a portion of the shares of Common Stock owned by such stockholder at the Effective Date, subject to a minimum demand of 20.0% of the total shares originally issued to such stockholder or a lesser percentage if the anticipated aggregate price to the public would exceed $5.0 million. The Company generally will be required to use its best efforts to effect any such registration statement on demand. Such registrations will be at the Company's expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

         In addition, at any time after the expiration of 12 months from the Effective Date, the Current Stockholders will have certain incidental rights to require the Company to include in any registration statement filed by the Company with respect to its securities (whether for its own account or for the account of any securityholder) such amount of shares of Common Stock requested by the Current Stockholders to be included therein, subject to certain exceptions. Such registrations will be at the Company's expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

         The Registration Rights Agreement also provides that, prior to the transfer of Common Stock by the Current Stockholders, such stockholders must provide notice to the Company of the proposed transfer unless the proposed transfer is to one of the Current Stockholders, certain institutional investors, persons who would own after the transfer less than 5.0% of the Company's outstanding Common Stock, purchasers pursuant to Rule 144 under the Securities Act, or to an underwriter in a firm commitment underwriting. The Company will then have the option of purchasing the shares proposed to be transferred at a price equal to the average closing market price of Common Stock during the five trading days prior to such notice.


                                UNDERWRITERS

         Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated and William Blair & Company, L.L.C. are serving as Representatives, have severally agreed to purchase, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their name below:

                            Name                              Number of Shares

       Morgan Stanley & Co. Incorporated . . . . . . . .
       William Blair & Company, L.L.C. . . . . . . . . .

             Total  . . . . . . . . . . . . . . . . . . .


          The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.

          The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in
     excess of $     per share under the public offering price.  Any
     Underwriter may allow, and such dealers may re-allow, a
     concession not in excess of $    per share to other Underwriters
     or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

          Pursuant to the Underwriting Agreement, the Selling Stockholder has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to
     purchase up to an additional           shares of Common Stock at
     the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

          The Representatives have informed the Company that they do not intend sales to any accounts over which they have discretionary authority to exceed five percent of the total number of shares of Common Stock offered hereby.

          The Company, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

          The Company and the Selling Stockholder will agree in the Underwriting Agreement that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers to another, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, other than stock or stock option issuances by the Company pursuant to existing employee benefit plans. Each of the Company's other current stockholders will enter a similar agreement.

          At the request of the Company, the Underwriters have reserved for sale at the initial offering price, up to shares offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. All purchasers of the shares of Common Stock reserved pursuant to this paragraph who are also directors or senior officers of the Company will be required to enter into agreements identical to those described in the immediately preceding paragraph restricting the transferability of such shares for a period of 180 days after the date of this Prospectus.

          Prior to the Offering, there has been no public market for the Common Stock. The Company intends to have the shares of Common Stock offered hereby approved for listing on The New York
     Stock Exchange under the symbol "    ."  The initial public
     offering price of the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general; revenue, earnings and certain other financial and operating information of the Company in recent periods; the general condition of the securities market at the time of the Offering; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this preliminary Prospectus is subject to change as a result of market conditions and other factors.

          In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

          The Representatives perform investment banking services to the Company for which they receive customary compensation. An affiliate of Morgan Stanley & Co. Incorporated has retained the Company for investment advisory services on behalf of one of its clients. Such client pays customary fees to the Company for such services.

                               LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois) and for the Underwriters by Sidley & Austin, Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom (Illinois) and Sidley & Austin will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.

                                  EXPERTS

          The Combined Financial Statements of the Predecessor Partnerships as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 and the balance sheet of LaSalle Partners Incorporated as of April 22, 1997 included in this Prospectus and Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                           ADDITIONAL INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, and the exhibits and schedules to the Registration Statement. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith.

          After consummation of the Offering, the Company will be subject to the information and reporting requirements of the Exchange Act and, in accordance therewith will be required to file proxy statements, reports and other information with the Commission. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon listing of the Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm accompanied by an opinion expressed by such independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information in each case prepared in accordance with generally accepted accounting principles.


                       INDEX TO FINANCIAL STATEMENTS

                                                                     Page

     LASALLE PARTNERS LIMITED PARTNERSHIP AND
     LASALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
        Report of KPMG Peat Marwick LLP, Independent Auditors . . . F-2 Combined Balance Sheets as of December 31, 1995 and 1996 . . F-3 Combined Statements of Earnings For the Years Ended
          December 31, 1994, 1995 and 1996 . . . . . . . . . . . . .  F-4
        Combined Statements of Partners' Capital (Deficit)
          For the Years Ended December 31, 1994, 1995 and 1996 . . . F-5 Combined Statements of Cash Flows For the Years Ended
          December 31, 1994, 1995 and 1996 . . . . . . . . . . . . .  F-6
        Notes to Combined Financial Statements . . . . . . . . . . .  F-7
     LASALLE PARTNERS INCORPORATED
        Report of KPMG Peat Marwick LLP, Independent Auditors  . . .  F-20
        Balance Sheet as of April 22, 1997 . . . . . . . . . . . . .  F-21
        Notes to Balance Sheet . . . . . . . . . . . . . . . . . . .  F-22


                        Independent Auditors' Report

     The Partners
     LaSalle Partners Limited Partnership
     LaSalle Partners Management Limited Partnership:

     We have audited the accompanying combined balance sheets of LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries as of December 31, 1995 and 1996, and the related combined statements of earnings, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the general partners of the Partnerships. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                   KPMG Peat Marwick LLP

     Chicago, Illinois
     March 21, 1997
     except as to note 12
     which is as of April 22, 1997



                                       LA SALLE PARTNERS LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                 LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                              Combined Balance Sheets
                                                  (in thousands)

                                            December 31, 1995 and 1996

ASSETS                                                             1995         1996
------                                                             ----         ----

Current assets:
  Cash and cash equivalents                                  $    8,322      $    7,207
  Trade receivables                                              71,677          87,283
  Other receivables                                               2,035           3,005
  Prepaid expenses                                                1,016           1,228
                                                              ---------       ---------
      Total current assets                                       83,050          98,723

Property and equipment, at cost, less accumulated
depreciation of $22,900 and $23,310 in 1995 and
1996, respectively (note 2)                                      10,132           14,549

Intangibles resulting from business acquisitions (note 3)         8,351           23,735
Investments in real estate ventures (note 6)                      7,386           13,687
Long-term receivables, net                                        5,296            5,052
Other assets, net                                                   786              868
                                                             ----------        ---------
                                                             $  115,001        $ 156,614
                                                             ==========        =========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued liabilities                   $  31,160         $  34,228
  Accrued compensation (note 9)                                 24,872            26,016
  Borrowings under short-term credit facility (note 7)               -             6,500
  Current maturities of long-term debt (note 7)                  1,308             9,064
                                                             ---------          --------
         Total current liabilities                              57,340            75,808

Long-term debt (note 7):
  Subordinated loans, less current maturities                   37,213            34,106
  Long-term credit facility, less current maturities             3,592            21,445
                                                             ---------          --------
         Total long-term debt                                   40,805            55,551

Other long-term liabilities                                      1,859             1,008
Commitments and contingencies (notes 4, 6, 8 and 11)         ---------          --------
         Total liabilities                                     100,004           132,367

Partners' capital                                               14,997            24,247
                                                              --------         ---------
                                                             $ 115,001         $ 156,614
                                                             =========         =========

     See accompanying notes to combined financial statements.



                                       LA SALLE PARTNERS LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                 LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                          Combined Statements of Earnings
                                                  (in thousands)

                                   Years ended December 31, 1994, 1995 and 1996

                                                                       1994        1995        1996
                                                                     -------    ---------     -----
Revenue:
  Fee based services (note 5)                                        $123,243    $146,282   $170,709
  Equity in earnings from unconsolidated ventures (note 6)              1,024       3,130      3,220
  Construction operations, net (note 4)                                 1,284       1,358      1,271
  Other income                                                          1,367       1,057        767
                                                                     --------    --------   --------
    Total revenue                                                     126,918     151,827    175,967

Operating expenses:
  Compensation and benefits (note 9)                                   78,108      91,183    104,673
  Other operating and administrative                                   27,944      36,288     38,977
  Depreciation and amortization (note 2)                                2,851       4,240      5,416
                                                                     --------    --------   --------
    Total operating expenses                                          108,903     131,711    149,066
                                                                      -------     -------    -------

    Operating income                                                   18,015      20,116     26,901

Interest expense (note 7)                                               5,159       3,806      5,730
                                                                     --------    --------    -------
    Earnings before provision for income taxes                         12,856      16,310     21,171

Net provision for income taxes (note 2)                                   554         505      1,207
                                                                     --------    --------    -------

Net earnings                                                         $ 12,302    $ 15,805   $ 19,964
                                                                     ========    ========   ========

     See accompanying notes to combined financial statements.



                                      LA SALLE PARTNERS LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                 LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                Combined Statements of Partners' Capital (Deficit)
                                                  (in thousands)

                                   Years Ended December 31, 1994, 1995 and 1996

                                                           GENERAL           LIMITED
                                                           PARTNES           PARTNERS            OTHER             TOTAL
                                                        --------------   --------------     --------------    --------------
Partners' capital (deficit), January 1, 1994            $     (50,356)           35,067                  -   $      (15,289)

   Net Earnings                                                 8,400             3,902                  -           12,302
   Distributions                                               (7,614)           (3,348)                 -          (10,962)

   Assets, net of liabilities contributed by limited                -            13,000                  -           13,000
     partners
   Limited partners' cash contributions                             -            14,106                  -           14,106
                                                        --------------   ---------------   ---------------   --------------
         Total contributions                                        -             27,106                 -           27,106
                                                        --------------   ---------------

Partners' capital (deficit), December 31, 1994                (49,570)           62,727                  -           13,157

   Net Earnings                                                 8,782             7,023                  -           15,805
   Distributions                                               (8,839)           (5,126)                 -          (13,965)
                                                        --------------          --------   ---------------   ---------------

Partners' capital (deficit), December 31, 1995                (49,627)           64,624                  -           14,997

Net Earnings                                                   11,093             8,871                  -           19,964
Distributions                                                  (6,563)           (5,250)                 -          (11,813)
Effect of cumulative translation adjustment                          -                 -             1,099            1,099
                                                        --------------   ---------------   ---------------   --------------

Partners' capital (deficit), December 31, 1996          $     (45,097)           68,245              1,099   $       24,247
                                                        =============        ==========    ===============   ==============


     See accompanying notes to combined financial statements.




                                      LA SALLE PARTNERS LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                 LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                                                 AND SUBSIDIARIES

                                         Combined Statements of Cash Flows
                                                  (in thousands)

                                   Years ended December 31, 1994, 1995 and 1996

                                                                      1994                   1995                   1996
                                                                     ------                 ------                 -----
Cash flows from operating activities:
   Net earnings                                                $            12,302   $             15,805   $             19,964
   Reconciliation of net earnings to net cash provided
     by operating activities:
      Depreciation and amortization                                          2,851                  4,240                  5,416
      Equity in earnings and gain on sale from
        unconsolidated ventures (note 6)                                    (1,349)                (3,130)                (3,220)
      Provision for loss on receivables and other assets                       247                  2,732                    986
      Operating distributions from unconsolidated
       ventures                                                                398                  1,078                   3,571

   Changes in:
      Receivables                                                            2,634                 (9,699)                (17,234)
      Prepaid expenses and other assets                                       (312)                   172                      37
      Accounts payable, accrued liabilities and accrued
          compensation                                                       7,857                  2,355                   4,444
                                                                ------------------          -------------        ----------------
                 Net cash provided by operating activities                  24,628                 13,553                  13,964

   Cash flows provided by (used in) investing activities:
      Net capital additions - property and equipment                        (2,218)                (5,055)               (10,790)
      Acquisition of CIN (note 3)                                               -                      -                (15,700)
      Investments in real estate ventures:
         Capital contributions and advances to
            real estate ventures                                            (9,435)                (1,941)                (9,270)
         Distributions, repayments of advances and
            sale of investments                                              6,768                  1,290                  3,282
                                                                ------------------     ------------------      -----------------
                Net cash used in investing activities                       (4,885)                (5,706)               (32,478)

   Cash flows provided by (used in) financing activities:
      Net borrowings under credit facility                                  (2,000)                 1,600                 29,002
      Payment of subordinated notes payable                                (14,106)                     -                      -
      Distributions to partners                                            (10,962)               (13,965)               (11,813)
      Contributions from partners                                           15,040                     -
                                                                ------------------     ------------------      ------------------
                 Net cash provided by (used in) financing
                   activities                                             (12,028)               (12,365)                 17,189
      Effects of foreign currency translation on
         cash balances                                                           -                     -                     210
                                                                ------------------     ------------------      -----------------
      Net increase (decrease) in cash and cash
         equivalents                                                         7,715                (4,518)                 (1,115)
      Cash and cash equivalents, January 1                                   5,125                12,840                   8,322
                                                                 -----------------      -----------------       ----------------
      Cash and cash equivalents, December 31                     $          12,840     $            8,322       $          7,207
                                                                 =================     ==================       ================


     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
          Combined interest paid was $5,217, $3,798 and $5,191 for 1994, 1995 and 1996, respectively.



     See accompanying notes to combined financial statements.



                   LA SALLE PARTNERS LIMITED PARTNERSHIP
                              AND SUBSIDIARIES

              LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP
                              AND SUBSIDIARIES

                   NOTES TO COMBINED FINANCIAL STATEMENTS
                               (in thousands)

                      December 31, 1994, 1995 and 1996

     (1)  Organization

          LaSalle Partners Limited Partnership ("LPL") and LaSalle Partners Management Limited Partnership ("LPML ), two Delaware limited partnerships (collectively, the "Partnerships"), were formed on June 29, 1988 to provide real estate services to clients including leasing, brokerage, construction and development management, real property asset management and real estate investment advice. Prior to June 29, 1988, these real estate services were provided by the general partners of the Partnerships, DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (collectively "DEL"), respectively. Previous to January 23, 1995, LPML transacted business under the name of LaSalle Partners Asset Management Limited.

          Prior to November 30, 1994, the sole limited partners of LPL and LPML were DSA-LSPL, Inc. and DSA-LSAM, Inc. (collectively "DSA"), respectively. On that date, the Partnerships admitted Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") as an additional limited partner (note 3). Effective March 31, 1995, ABKB changed its name to KB-LPL, Inc. DEL, DSA and KB-LPL, Inc. had ownership interests of 55.6%, 24.4% and 20.0%, respectively, at December 31, 1995 and 1996.

          In August 1995, Dresdner Bank AG ("Dresdner") purchased the parent company of KB-LPL, Inc. As a result of bank regulatory requirements, Dresdner was required to sell its interests in the Partnerships. Pursuant to an agreement reached with Dresdner in May, 1996, DEL re-purchased KB-LPL, Inc. s ownership in the Partnerships during the first quarter of 1997.

          The partnership agreements provide for changes in ownership interests. DEL has the right to increase their ownership interest by making additional capital contributions to the Partnerships. Such additional capital would be used by the Partnerships to repay subordinated notes payable, including Class A and Class B notes, to DSA (note 7). If DEL does not exercise their right, DSA has the right to convert any unpaid principal on the subordinated notes into an additional capital contribution thus increasing their ownership interests (note 7). Provisions in the partnership agreements provide for the repayment of the Class A notes payable to DSA to be made directly by the Partnerships.

          The Partnerships net cash flow, after appropriate reserves, is generally distributed to the partners in accordance with their ownership interests. The partnership agreements permit distributions during each year to the partners in connection with estimated federal income tax payments owed by the partners. Net profits and losses of the Partnerships are generally allocated to the partners in accordance with their ownership interests in effect during each year.

     (2)  Summary of Significant Accounting Policies

          Principles of Combination and Consolidation
          The combined financial statements include the accounts of the Partnerships and their majority owned and controlled partnerships and subsidiaries. All material intercompany transactions between the Partnerships and their subsidiaries have been eliminated in consolidation and combination.

          Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash Held for Others
          The Partnerships control certain cash and cash equivalents as agents for their investment and property management clients. Such amounts, which total $198,821 and $338,504 at December 31, 1995 and 1996, respectively, are not included in the accompanying Combined Balance Sheets.

          Statement of Cash Flows
          Cash and cash equivalents include demand deposits and investments in U.S. Treasury instruments (generally held available for sale) with maturities of three months or less. The combined carrying value of such investments of $5,979 and $1,000 approximates their market value at December 31, 1995 and 1996, respectively.

          Investments in Real Estate Ventures
          The Partnerships have limited and general partner interests in various real estate ventures with interests ranging from less than 1% to 49.5% which are accounted for using the equity method (note 6).

          The Partnerships also have nominal limited and general partner interests in certain real estate ventures for which no significant capital will be contributed. These investments, which represent ownership interests of up to 2%, are accounted for under the cost method.

          Intangibles Resulting from Business Acquisitions
          The Partnerships periodically evaluate the recoverability of the carrying amount of intangibles resulting from business acquisitions by reviewing the current and planned results of the acquired business. If such analysis indicates impairment, the intangible asset would be adjusted in the period such changes occurred based on its calculated fair value.

          Fair Value of Financial Instruments
          The Partnerships financial instruments include cash and cash equivalents, receivables, accounts payable and notes payable. Excluding subordinated notes payable, the carrying values of the financial instruments approximate their fair values at December 31, 1995 and 1996. A reasonable estimate of fair value is not practicable for the subordinated debt due to the unique conversion features of the debt (note 1).

          Foreign Currency Translation
          The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as a separate component of partners capital. Income and expense are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings. For subsidiaries operating in highly inflationary economies, gains and losses from balance sheet translation adjustments are included in net earnings.

          Revenue Recognition
          Advisory and management fees are recognized in the period in which the services are performed. Transaction commissions are recorded as income at the time the related services are provided unless significant future contingencies exist. Construction and Development Management fees are generally recognized as billed, which approximates the percentage of completion method of accounting. Fees recognized in the current period that are expected to be received beyond one year have been discounted to the present value of future payments.

          Depreciation
          Depreciation and amortization is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets. Furniture totaling $12,109 and $14,400 at December 31, 1995 and 1996, respectively, is depreciated over seven years. Computer equipment and software totaling $12,023 and $13,862 at December 31, 1995 and 1996, respectively, are depreciated over three years. Leasehold improvements totaling $8,900 and $9,597 at December 31, 1995 and 1996, respectively, are amortized over the lease periods ranging from one to 10 years.

          Income Tax Provision
          Included in the accompanying Combined Statements of Earnings is a federal and state income tax provision for wholly-owned corporate subsidiaries and a state tax provision for certain states which require partnerships to pay income taxes. No other provision for income taxes has been made as any liability for such taxes would be that of the respective partners.

          Reclassifications
          Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

     (3)  Acquisitions

          On October 17, 1996, subsidiaries of the Partnerships acquired all of the common stock of CIN Property Management Limited, a London, England investment and property management private limited liability company, for $15,709 including transaction expenses. The name of the entity was immediately changed to CIN LaSalle Investment Management Limited ("CIN"). The acquisition was accounted for as a purchase and accordingly, operating results of this business subsequent to the date of acquisition are included in the accompanying Combined Statements of Earnings. The excess purchase price over the fair value of the identifiable assets and liabilities acquired was $15,700 which was allocated to goodwill and other intangibles and is being amortized on a straight-line basis over 5 to 20 years. The effect of the year end translation adjustment (note 2) increased the recorded amount of goodwill by $960. Intangibles resulting from business acquisitions in the accompanying Combined Balance Sheets includes $16,320 at December 31, 1996 related to the CIN acquisition.

          On November 30, 1994, ABKB contributed all of its net assets valued at $13,000 (including cash of $934) to the Partnerships. This transaction, in combination with ABKB s purchase of partnership units from an affiliate of DEL, resulted in ABKB acquiring a 20% limited partner interest (note 1). The asset contribution transaction was accounted for using the purchase method of accounting. Accordingly, the Partnerships allocated the purchase price to the identifiable assets and liabilities acquired based on their estimated fair values with the excess being allocated to advisory contracts and goodwill. The excess value of $9,361 is being amortized on a straight-line basis over a period of 10 years. Intangibles resulting from business acquisitions in the accompanying Combined Balance Sheets include $8,351 and $7,415 at December 31, 1995 and 1996, respectively, related to the ABKB acquisition. The results of the acquired business subsequent to November 30, 1994 have been included in the accompanying Combined Statements of Earnings.

          The proforma results of such acquisitions are not material to the Partnerships combined financial statements.

     (4)  Dispositions

          Effective December 31, 1996, the Partnerships sold its construction management business and certain related assets to a former member of management for a $9.1 million note. The note, which is secured by the current and future assets of the business, is due December 31, 2006 and bears interest at rates of 6.8% to 10%, with interest payments due annually. Principal payments are also due annually beginning January 1998 as defined.

          Under the terms of the Asset Purchase Agreement, the Partnerships have agreed to provide certain administrative and financial services, at cost, beginning January 1997 and may provide certain financial assistance if necessary.

          For financial reporting purposes, the Partnerships have not treated the transaction as a divestiture. As such, the net assets sold as part of the transaction aggregating $68 at December 31, 1996 have been included in other assets in the accompanying Combined Balance Sheets. Principal and interest to be received under the note will be treated as a reduction of such net assets and as a reserve, if necessary, for any anticipated financial exposure under the terms of the Asset Purchase Agreement with the remainder recognized as income.

          The revenue related to the construction business sold for the years ended December 31, 1994, 1995 and 1996 totaled $4,858, $4,977 and $5,678, respectively. For financial statement presentation purposes these revenues have been presented net of related expenses totaling $3,574, $3,619 and $4,407, respectively, in the accompanying Combined Statements of Earnings.

          The Partnerships pay subcontractors for expenses incurred on behalf of construction management clients for which they are reimbursed monthly. Included in trade receivables in the accompanying Combined Balance Sheets are amounts due from clients totaling $15,281 and $21,757, respectively, related to construction fee and reimbursable receivables at December 31, 1995 and 1996, respectively. Corresponding liabilities related to amounts payable to subcontractors are included in accounts payable and accrued liabilities in the accompanying Combined Balance Sheets totaling $17,926 and $20,109 at December 31, 1995 and 1996, respectively. In accordance with the Asset Purchase Agreement, any trade receivables, net of related payables to subcontractors, which are uncollected at April 30, 1997 will be reimbursed to the Partnerships by the purchaser.

     (5)  Business Segments

          The Partnerships operations have been classified into three business segments: Management Services, Corporate and Financial Services and Investment Management. The Management Services segment provides three primary service capabilities: (i) property management and leasing for property owners, (ii) facility management for properties occupied by corporate owners and users; and (iii) development management for both investors and real estate users seeking to develop new buildings or renovate existing facilities. The Corporate and Financial Services segment provides transaction and advisory services through three primary service capabilities, including: (i) tenant representation for corporations and professional services firms; (ii) investment banking services to address the financing, acquisition and disposition needs of real estate owners; and (iii) land acquisition and development services for owners, users and developers of land. The Investment Management segment provides real estate investment management services to institutional investors, corporations and high net worth individuals.

          Total revenue by industry segment includes revenue derived from services provided to other segments. Operating income represent total revenue less direct and indirect allocable expenses. The Partnerships allocate all expenses, other than interest and income taxes, as substantially all expenses incurred benefit one or more of the segments. Identifiable assets by segment are those assets that are used by or are a result of each segments business. Corporate assets are principally cash and cash equivalents, office furniture and leasehold improvements.

          Summarized financial information by business segment for 1994, 1995 and 1996 is as follows:



                                               1994                      1995                  1996
                                       -------------------       ------------------   -------------------
MANAGEMENT SERVICES:
Revenue                                 $            52,457      $          61,782     $          71,669
Intersegment sales                                      160                  1,370                   200
                                       ---------------------     -----------------    -------------------

  Total Revenue                                      52,617                 63,152                71,869
                                       =====================     =================    ===================

Operating income                                      5,274                 11,091                10,732
                                       =====================     =================    ===================
Depreciation and amortization                         1,076                  1,202                 1,651
Identifiable assets                                                         21,193                20,154

CORPORATE AND FINANCIAL SERVICES:
Revenue                                     $        35,084      $          37,303     $          45,706
Intersegment sales                                        -                      -                 1,000
                                       ---------------------     -----------------    -------------------
  Total Revenue                                      35,084                 37,303                46,706
                                       =====================     =================    ===================

Operating income                                      6,776                  7,809                10,820
                                       =====================     =================    ===================
Depreciation and amortization                           845                    890                 1,055
Identifiable assets                                                         37,977                46,292

Investment Management:
Revenue                                   $          39,377      $          52,742     $          58,592
Intersegment sales                                        -                      -                     -
                                       ---------------------     -----------------    -------------------
  Total Revenue                                      39,377                 52,742                58,592
                                       =====================     =================    ===================

Operating income                                      5,965                  1,216                 5,349
                                       =====================     =================    ===================
Depreciation and amortization                           930                  2,148                 2,710
Identifiable assets                                                         26,898                53,337

                                       ---------------------     -----------------    -------------------
TOTAL SEGMENT OPERATING INCOME          $            18,015      $          20,116     $          26,901
                                       =====================     =================    ===================

             The Partnerships maintain operations and provide services outside of the United States. International revenue aggregated $4,311, $5,164 and $7,676 in 1994, 1995 and
             1996, respectively. Identifiable assets of such operations aggregated $5,827 and $26,702 at December 31, 1995 and 1996, respectively.

     (6)  Investments in Real Estate Ventures

          The Partnerships have invested in certain real estate ventures which own and operate commercial real estate.
          These investments include noncontrolling general and limited partnership ownership interests ranging from less than 1% to 49.5% of the respective ventures. The Partnerships have made initial capital contributions to the ventures. The Partnerships have remaining commitments to certain ventures for additional capital contributions of approximately $2,300 as of December 31, 1996. Substantially all venture interests are held by corporate subsidiaries of the Partnerships. Accordingly, the Partnerships exposure to liabilities and losses of the ventures is limited to its initial and remaining commitments.

          Such investments have been accounted for under the equity method of accounting in the accompanying combined financial statements. As such, the Partnerships recognize their share of the underlying profits and losses of the ventures as revenue in the accompanying Combined Statements of Earnings. The Partnerships generally are entitled to operating distributions in accordance with their respective ownership interests.

          Summarized combined financial information for the unconsolidated ventures is presented below:



                                            1994              1995              1996
                                          --------           ------             ----

Balance Sheet:
  Investments in real estate                                $  759,714        $1,043,074
  Total assets                                                 871,335         1,167,413
                                                            =========        ===========

  Mortgage indebtedness                                        376,151            67,971
  Total liabilities                                            439,309           617,635
                                                            ==========       ===========

  Total equity                                                 432,026           549,778
                                                            ==========       ===========

Investments in unconsolidated
   ventures                                                 $    6,302       $    12,562
                                                            ==========       ===========

Statements of Operations:
  Revenues                              $   119,664         $ 187,720        $   212,048
  Net earnings                               13,235            31,783             35,333
                                        ===========         ==========       ===========

Equity in earnings from
   unconsolidated ventures              $     1,024         $   3,130        $     3,220
                                        ===========         ==========       ===========


          The Partnerships also have investments which are accounted for using the cost method which totaled $1,084 and $1,125 at December 31, 1995 and 1996, respectively (note 2). Certain of the Partnerships capital contributions to the ventures are represented by notes payable which totaled $515 and $1,008 at December 31, 1995 and 1996, respectively. Such notes are generally interest bearing and mature in 2000.

          (7)  Debt

               Credit Facilities
               In September 1996, the Partnerships replaced their $30 million revolving line of credit ($4,900 outstanding at December 31, 1995), due annually on April 30, with a $70 million credit agreement, terminating on September 6, 1999. The agreement consists of a short-term and long-term facility totaling $30 million and $40 million, respectively. The credit agreement is secured by certain of the Partnerships receivables, fixed assets and investments in ventures. The Partnerships must maintain a certain level of combined net worth, earnings before interest, taxes, depreciation and amortization, and are prohibited, without the lenders prior approval, from incurring certain indebtedness (including certain levels of indebtedness in connection with co-investments), guaranteeing certain obligations, or disposing of a significant portion of their assets. The facilities bear variable rates of interest based on market rates.

               The short-term facility is a revolving line of credit which must be paid down annually for a 30 consecutive day period and is restricted as to use for general business purposes. Amounts outstanding on the short-term facility at December 31, 1996 aggregated $6,500.

               The long-term facility is limited in use to fund investments in real estate ventures, business acquisitions and certain capital expenditures, subject to lender approval. Principal payments on borrowings under the long-term facility are payable annually on June 15 for amounts outstanding as of March 31 based on a defined amortization schedule. Principal payments made on June 15 of each year increase the available balance on the facility from which to borrow. Amounts outstanding on the long-term facility at December 31, 1996 aggregated $27,402.

               Subordinated Loans
               Subordinated loans consist of Class A and Class B unsecured notes payable to DSA. The amounts outstanding on the Class A and Class B notes were $37,213 at December 31, 1995 and 1996. Interest is payable annually on December 31 at a rate of 10%.

               Aggregate principal payments related to long-term debt due in each of the next five years ending December 31 are as follows:


                              Credit Facility  Subordinated  Total


                   1997           $ 5,957         3,107     $ 9,064
                   1998             5,617         3,106       8,723
                   1999             5,192         3,100       8,292
                   2000             5,107         3,100       8,207
                   2001             3,843         3,100       6,943
                   Thereafter       1,686        21,700      23,386
                                   ------        ------      ------
                                  $27,402        37,213     $64,615
                                   ======        ======      ======

               The credit facility is subject to renewal in September 1999. In the event the lender does not renew the credit facility, all amounts outstanding will be due on that date. The above payment table assumes the facility will be renewed.

           (8) Leases

               The Partnerships lease office space in various buildings for its own use with remaining lease terms ranging from one to ten years. The terms of these operating leases provide for the Partnerships to pay base rent and a share of increases in operating expenses and real estate taxes in excess of defined amounts.

               Minimum future lease payments (i.e., base rent) due in each of the next five years ending December 31 are as follows:

                                            AMOUNT
                                            ------
                          1997             $3,940
                          1998              3,384
                          1999              3,308
                          2000              3,203
                          2001              2,964
                          Thereafter       11,866
                                           ------
                                           $28,665
                                           =======

               Rent expense was $4,825, $5,597 and $6,117 during 1994,
               1995 and 1996, respectively. Of these amounts, $2,726, $2,560 and $218 were paid to affiliates during 1994, 1995 and 1996, respectively.

               In anticipation of the expiration of one of its leases on July 31, 1997, the Partnerships executed a lease to relocate its corporate headquarters in February 1996. The present value of the net lease obligation from the date of the move through the end of the current lease term was accrued during 1994 when the Partnerships committed to the relocation plan. Such accrual, aggregating $3,503, is being amortized as paid over the remaining lease term. The lease payments related to this period have not been included in the schedule of minimum future lease payments.

          (9)  Compensation and Employee Benefits

               Compensation
               Compensation for all professional employees consists of a combination of a salary and target bonus, which is established on an individual basis at the beginning of the employees compensation year. Actual bonuses are based on individuals meeting stated objectives and other subjective criteria. These amounts may vary in a year when the operating results of the Partnerships are significantly above or below the year s business plan. Prior to 1996, the general partners of DEL shared in a compensation pool which was calculated as a percentage of net earnings before interest expense on the subordinated notes of the Partnerships, amortization of intangible assets and other adjustments as defined in the partnership agreements. Effective January 1, 1996, those individuals are compensated consistent with the compensation program for all professional employees of the Partnerships.

               Effective January 1, 1996, the Partnerships implemented an Employee Ownership Program ("Program") which allows employees meeting certain criteria to receive a portion of their compensation in ownership interests in DEL. The Partnerships are required to reimburse DEL for the value of such ownership interests.

               The accompanying Combined Statements of Earnings for the years ended December 31, 1994, 1995 and 1996 include bonus expense of $18,184, $19,419 and $26,683, respectively, of which $4,584 related to the Program in 1996.

               Retirement Plan
               The Partnerships have a qualified profit sharing plan which incorporates IRC Section 401(k) for their eligible employees. Contributions under the qualified profit sharing plan are made via a combination of employer match and an annual contribution on behalf of eligible employees. Included in the accompanying Combined Statements of Earnings for the years ended December 31, 1994, 1995 and 1996 are contributions of $598, $689 and $1,009, respectively.

               Related trust assets of the Plan are managed by trustees and are excluded from the accompanying combined financial statements.

          (10) Transactions with Affiliates

               Certain partners of DEL have an ownership interest in Diverse Real Estate Holdings Limited Partnership ("Diverse"). Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate ventures. Included in the accompanying Combined Balance Sheets is a long term receivable, net of allowance, from Diverse totaling $3,413 and $2,413 at December 31, 1995 and 1996, respectively. A provision for the estimated uncollectible portion of the receivable was recorded in the amount of $1,900 and is included in the accompanying Combined Statements of Earnings for 1995.

               Certain officers of the Partnerships are trustees for real estate funds which were organized by a subsidiary. The Partnerships earn advisory and management fees for services rendered to the funds. Included in the accompanying combined financial statements are revenues of $15,084, $10,502 and $11,635 for 1994, 1995 and
               1996, respectively, as well as receivables of $1,247 and $1,793 at December 31, 1995 and 1996, respectively, related to such services.

               The Partnerships also earn fees and commissions for services rendered to other affiliates. These affiliates include DSA and its affiliates, real estate ventures in which the Partnerships have an equity interest, and ventures in which Diverse has an ownership interest. Included in the accompanying combined financial statements are fees and commission revenues from such affiliates of $16,189, $17,310 and $17,537 for 1994, 1995 and 1996, respectively, as well as receivables for reimbursable expenses, fees and commissions as of December 31, 1995 and 1996 of $10,182 and $5,245, respectively.

               In accordance with the partnership agreements, the Partnerships provide certain administrative services to DEL for which they are not reimbursed.

          (11) Commitments and Contingencies

               The Partnerships are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Most of these litigation matters are covered by insurance. In the opinion of management, the ultimate resolution of such litigation matters will not have a material adverse effect on the financial position, results of operation or liquidity of the Company.

          (12) Subsequent Event

               On April 22, 1997, The Galbreath Company, a property management, facility management and development management company, merged with the Partnerships.


                          Independent Auditors' Report

          The Board of Directors
          LaSalle Partners Incorporated:

          We have audited the accompanying balance sheet of LaSalle Partners Incorporated as of April 22, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

          In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of LaSalle Partners Incorporated as of April 22, 1997, in conformity with generally accepted accounting principles.

                                        KPMG Peat Marwick LLP

          Chicago, Illinois
          April 22, 1997



                          LASALLE PARTNERS INCORPORATED

                                  Balance Sheet
                                 APRIL 22, 1997

          ASSETS

          Cash                                              $    100
                                                            ========

          STOCKHOLDER'S EQUITY

          Stockholder's equity:
               Common Stock, $.01 par value; 10,000,000
                 shares authorized; 10 shares issued
                 and outstanding                            $     --
               Additional paid-in capital                        100
                                                            --------
                    Total stockholder's equity              $    100
                                                            ========


          See accompanying notes to Balance Sheet



                          LASALLE PARTNERS INCORPORATED

                             NOTES TO BALANCE SHEET

                                  APRIL 22,1997

          (1)  ORGANIZATION

               LaSalle Partners Incorporated was incorporated under the General Corporation Laws of Maryland on April 15, 1997. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value per share. The Company expects to amend its Articles of Incorporation to authorize capital stock of the Company consisting of 100,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote for each share on all matters voted on by stockholders, including the election of Directors.

               In the event the Offering is not completed, offering costs incurred will be borne by LaSalle Partners Limited Partnership and subsidiaries and LaSalle Partners Management Limited Partnership and subsidiaries on behalf of the Company.

          (2)  SUBSEQUENT EVENTS (UNAUDITED)

               The Company expects to issue additional shares of Common Stock in the Company through a public offering (the "Offering"). In connection with the Offering, the Predecessor Partnerships, DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (the "Employee Partnerships"), DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle") and DSA, will contribute all of their respective general and limited partnership interests in the Predecessor Partnerships to the Company in exchange for shares of Common Stock. The Predecessor Partnerships will then contribute, among other things, substantially all of their respective assets and liabilities (the "Asset Contributions") relating to Investment Management Services to LaSalle Investment Management, Inc. ("LIM") in exchange for all of the outstanding shares of common stock of LIM, Corporate and Financial Services to LaSalle Corporate & Financial Services, Inc. ("LCFS") in exchange for all of the outstanding shares of LCFS, and Management Services to LaSalle Management Services, Inc. ("LMS") in exchange for all of the outstanding shares of LMS. Following the Asset Contributions, the Predecessor Partnerships will distribute the common stock of LIM, LCFS and LMS to the Company and dissolve.

               The Company expects to establish an Option and Stock Incentive Plan as described under the caption "Management."



                                LA SALLE PARTNERS



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The estimated expenses in connection with the Offering are as follows:

                           Expenses                                 Amount

     SEC Registration Fee  . . . . . . . . . . . . . .              $27,879
     NASD Fee  . . . . . . . . . . . . . . . . . . . .                9,700
     New York Stock Exchange Fee . . . . . . . . . . .
     Printing Expenses . . . . . . . . . . . . . . . .
     Legal Fees and Expenses . . . . . . . . . . . . .
     Transfer Agent and Registrar Fees . . . . . . . .
     Accounting Fees and Expenses  . . . . . . . . . .
     Miscellaneous Expenses  . . . . . . . . . . . . .

          Total  . . . . . . . . . . . . . . . . . . .             _______

     ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          The Restated Articles of Incorporation will relieve the Company's directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors. Section 2-418 of the MGCL empowers the Company to indemnify, subject to the standards contained therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person was a director, officer, employee or agent of the Company, or is or was serving as such with respect to another entity at the request of the Company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent. The Company's Restated Articles of Incorporation and Bylaws will provide for the indemnification of each director and officer of the Company to the fullest extent permitted by applicable law.

          Section 8 of the Underwriting Agreement between the Company and the Underwriters, a form of which is filed as Exhibit 1.01 hereto, provides for indemnification by the Company of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, including liabilities under the Securities Act of 1933, as amended.

          The Company intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Immediately prior to the closing of the Offering, each of the general and limited partners of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership will contribute all of their respective general and limited partnership interests in such partnerships to the Company in
     exchange for an aggregate of         shares of Common Stock.  The
     issuances of Common Stock will constitute a "transaction by any issuer not involving any public offering" and thus will be exempt from the registration requirements of the Securities Act of 1933 (the "Act") under Section 4(2) thereof.

     ITEM 16.  EXHIBITS.

          (a)  Exhibits.

            Exhibit
             Number                      Description

                1.01*      Form of Underwriting Agreement
                2.01*      Subscription and Contribution Agreement
                3.01*      Articles of Incorporation of LaSalle
                           Partners Incorporated
                3.02*      Bylaws of LaSalle Partners Incorporated
                3.03*      Form of Articles of Amendment and
                           Restatement of LaSalle Partners
                           Incorporated
                3.04*      Form of Amended and Restated Bylaws of
                           LaSalle Partners
                           Incorporated
                4.01*      Form of certificate representing shares of
                           Common Stock
                5.01*      Opinion and consent of Skadden, Arps,
                           Slate, Meagher & Flom (Illinois)
              10.01*       Credit Agreement, dated as of September 6,
                           1996, by and among LaSalle Partners
                           Management Limited Partnership ("LPML),
                           LaSalle Partners Limited Partnership
                           ("LPL") and Harris Trust and Savings Bank
                           ("Harris")
              10.02*       Security Agreement, dated as of September
                           6, 1996, by and among LPL, LPML and Harris
              10.03*       Supporting Subsidiary Security Agreement,
                           dated as of September 6, 1996, by and among
                           certain subsidiaries named therein and
                           Harris
              10.04*       Pledge and Security Agreement, dated as of
                           September 6, 1996, by and among LPL, LPML
                           and Harris
              10.05*       Collateral Assignment of Partnership
                           Interests, dated as of September 6, 1996,
                           by and among LPL, LPML and Harris
              10.06*       Subsidiary Collateral Assignment of
                           Partnership Interests, dated as of
                           September 6, 1996, by and among certain
                           subsidiaries named therein and Harris
              10.07*       Guaranty Agreement, dated as of September
                           6, 1996, by and among certain subsidiaries
                           or affiliates of LPL or LPML and Harris
              10.08*       Security Agreement, dated as of August 27,
                           1996, by and between LPL and DSA-LSPL, Inc.
                           ("DSA-LSPL")
              10.09*       Security Agreement, dated as of August 27,
                           1996, by and between LPML and DSA-LSAM,
                           Inc. ("DSA-LSAM")
              10.10*       Security Agreement, dated as of August 27,
                           1996, by and between LaSalle Construction
                           Limited Partnership, DSA-LSPL and DSA-LSAM
              10.11*       Subsidiary Security Agreement, dated as of
                           August 27, 1996, by and among certain
                           subsidiaries which are signatories thereto,
                           DSA-LSPL and DSA-LSAM
              10.12*       Amended and Restated Class A Subordinate
                           Promissory Note, dated as of August 27,
                           1996, from LPL to DSA-LSPL
              10.13*       Second Amended and Restated Class A
                           Subordinate Promissory Note, dated as of
                           August 27, 1996, from LPML to DSA-LSAM
              10.14*       Amended and Restated Class B Subordinate
                           Promissory Note, dated as of August 27,
                           1996, from LPL to DSA-LSPL
              10.15*       Second Amended and Restated Class B
                           Subordinate Promissory Note, dated as of
                           August 27, 1996, from LPML to DSA-LSAM
              10.16*       Contribution and Exchange Agreement, dated
                           as of April 21, 1997, by and among DEL-LPL
                           Limited Partnership, DEL-LPAML Limited
                           Partnership, LPL, LPML, The Galbreath
                           Company, Galbreath Company of California,
                           Inc., Galbreath Holdings LLC and the
                           stockholders of Galbreath
              10.17*       Agreement for the sale and purchase of
                           shares in CIN Property Management Limited,
                           dated October 8, 1996, by and between
                           British Coal Corporation and LaSalle
                           Partners International
              10.18*       Asset Purchase Agreement, dated as of
                           December 31, 1996, by and between LaSalle
                           Construction Limited Partnership, LPL,
                           Clune Construction Company, L.P. and
                           Michael T. Clune
              10.19*       1997 Stock Incentive Plan
              10.20*       Registration Rights Agreement
              11.01*       Computation of Pro Forma Net Income Per
                           Share
              21.01*       List of Subsidiaries
              23.01        Consent of KPMG Peat Marwick LLP,
                           independent auditors
              23.02*       Consent of Skadden, Arps, Slate, Meagher &
                           Flom (Illinois) (included in Exhibit 5.01)
              23.03*       Consent of Piper & Marbury L.L.P.
              24.01        Power of Attorney (set forth on the
                           signature page hereto)
              27.01*       Financial Data Schedule

     _____________________
       *  To be filed by Amendment

          (b)  Financial Statement Schedules.

          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements, or the notes thereto, included in this Registration Statement.

          ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 24, 1997.

                                   LASALLE PARTNERS INCORPORATED

                                     By:/s/ Stuart L. Scott
                                        Stuart L. Scott
                                        Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Sullivan his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

            SIGNATURE                  TITLE                DATE
            ---------                  -----                ----
     /s/ Stuart L. Scott      Chairman of the Board     April 24, 1997
         Stuart L. Scott       of Directors and Chief
                               Executive Officer
                               (Principal Executive
                               Officer)

     /s/ Robert C. Spoerri    President, Chief          April 24, 1997
         Robert C. Spoerri     Operating Officer
                               and Director

     /s/ William E. Sullivan  Executive Vice            April 24, 1997
         William E. Sullivan   President, Chief
                               Financial Officer and
                               Director (Principal
                               Financial Officer and
                               Principal Accounting
                               Officer)

     /s/ Daniel W. Cummings   Co-President - LaSalle    April 24, 1997
         Daniel W. Cummings    Investment Management,
                               Inc. and Director

     /s/ Charles K. Esler     President and Chief       April 24, 1997
         Charles K. Esler      Executive Officer -
                               LaSalle Management
                               Services, Inc. and
                               Director

     /s/ M. G. Rose          President, Tenant          April 24, 1997
         M. G. Rose           Representation
                              Division-LaSalle
                              Management Services,
                              Inc. and Director

     /s/ Lynn C. Thurber     Co-President - LaSalle     April 24, 1997
         Lynn C. Thurber      Investment Management,
                              Inc. and Dirrector

     /s/ Earl E. Webb        Managing Director,         April 24, 1997
         Earl E. Webb         Investment Banking
                              Division, LaSalle
                              Corporate & Financial
                              Services, Inc. and Director

     /s/ Lizanne Galbreath    Chairman, LaSalle         April 24, 1997
         Lizanne Galbreath     Management Services,
                               Inc. and Director



                               EXHIBIT INDEX

     Exhibit                                                     Sequential
     Number         Description                                  Page Number
     ------         -----------                                  -----------
       1.01*        Form of Underwriting Agreement
       2.01*        Subscription and Contribution Agreement
       3.01*        Articles of Incorporation of
                    LaSalle Partners Incorporated
       3.02*        Bylaws of LaSalle Partners Incorporated
       3.03*        Form of Articles of Amendment
                    and Restatement of LaSalle
                    Partners
                    Incorporated
       3.04*        Form of Amended and Restated
                    Bylaws of LaSalle Partners
                    Incorporated
       4.01*        Form of certificate representing
                         shares of Common Stock
       5.01*        Opinion and consent of Skadden,
                    Arps, Slate, Meagher & Flom
                    (Illinois)
     10.01*         Credit Agreement, dated as of
                    September 6, 1996, by and among
                    LaSalle Partners Management
                    Limited Partnership ("LPML),
                    LaSalle Partners Limited
                    Partnership ("LPL") and Harris
                    Trust and Savings Bank
                    ("Harris")
     10.02*         Security Agreement, dated as of
                    September 6, 1996, by and among
                    LPL, LPML and Harris
     10.03*         Supporting Subsidiary Security
                    Agreement, dated as of September
                    6, 1996, by and among certain
                    subsidiaries named therein and
                    Harris
     10.04*         Pledge and Security Agreement,
                    dated as of September 6, 1996,
                    by and among LPL, LPML and
                    Harris
     10.05*         Collateral Assignment of
                    Partnership Interests, dated as
                    of September 6, 1996, by and
                    among LPL, LPML and Harris
     10.06*         Subsidiary Collateral Assignment
                    of Partnership Interests, dated
                    as of September 6, 1996, by and
                    among certain subsidiaries named
                    therein and Harris
     10.07*         Guaranty Agreement, dated as of
                    September 6, 1996, by and among
                    certain subsidiaries or
                    affiliates of LPL or LPML and
                    Harris
     10.08*         Security Agreement, dated as of
                    August 27, 1996, by and between
                    LPL and DSA-LSPL, Inc. ("DSA-
                    LSPL")
     10.09*         Security Agreement, dated as of
                    August 27, 1996, by and between
                         LPML and DSA-LSAM, Inc. ("DSA-
                    LSAM")
     10.10*         Security Agreement, dated as of
                    August 27, 1996, by and between
                    LaSalle Construction Limited
                    Partnership, DSA-LSPL and DSA-
                    LSAM
     10.11*         Subsidiary Security Agreement,
                    dated as of August 27, 1996, by
                    and among certain subsidiaries
                    which are signatories thereto,
                    DSA-LSPL and DSA-LSAM
     10.12*         Amended and Restated Class A
                    Subordinate Promissory Note,
                    dated as of August 27, 1996,
                    from LPL to DSA-LSPL
     10.13*         Second Amended and Restated
                    Class A Subordinate Promissory
                    Note, dated as of August 27,
                    1996, from LPML to DSA-LSAM
     10.14*         Amended and Restated Class B
                    Subordinate Promissory Note,
                    dated as of August 27, 1996,
                    from LPL to DSA-LSPL
     10.15*         Second Amended and Restated
                    Class B Subordinate Promissory
                    Note, dated as of August 27,
                    1996, from LPML to DSA-LSAM
     10.16*         Contribution and Exchange
                    Agreement, dated as of April 21,
                    1997, by and among DEL-LPL
                    Limited Partnership, DEL-LPAML
                    Limited Partnership, LPL, LPML,
                    The Galbreath Company, Galbreath
                    Company of California, Inc.,
                    Galbreath Holdings LLC and the
                    stockholders of Galbreath
     10.17*         Agreement for the sale and
                    purchase of shares in CIN
                    Property Management Limited,
                    dated October 8, 1996, by and
                    between British Coal Corporation
                    and LaSalle Partners
                    International
     10.18*         Asset Purchase Agreement, dated
                    as of December 31, 1996, by and
                    between LaSalle Construction
                    Limited Partnership, LPL, Clune
                    Construction Company, L.P. and
                    Michael T. Clune
     10.19*         1997 Stock Incentive Plan
     10.20*         Registration Rights Agreement
     11.01*         Computation of Pro Forma Net
                    Income Per Share
     21.01*         List of Subsidiaries
     23.01          Consent of KPMG Peat Marwick
                    LLP, independent auditors
     23.02*         Consent of Skadden, Arps, Slate,
                    Meagher & Flom (Illinois)
                    (included in Exhibit 5.01)
     23.03*         Consent of Piper & Marbury
                    L.L.P.
     24.01          Power of Attorney (set forth on
                    the signature page hereto)
     27.01*         Financial Data Schedule